Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
MULTIFAMILY TECHNOLOGY SOLUTIONS, INC.
REALPAGE, INC.,
RP NEWCO IV INC.
and
SHAREHOLDER REPRESENTATIVE SERVICES LLC,
in its capacity as Representative
Dated as of August 22, 2011

i

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

EXHIBITS and SCHEDULES

Exhibit A	—	Defined Terms
Exhibit B-1	—	Significant Owner Agreement
Exhibit B-2	—	Employment Agreement
Exhibit C	—	Restated Certificate of Incorporation of Surviving Corporation
Exhibit D	—	Restated Bylaws of Surviving Corporation
Exhibit E	—	Letter of Transmittal
Exhibit F	—	Form of Company Legal Opinion
Exhibit G	—	Proprietary Information Agreement
Exhibit H	—	Indemnification Agreement
Exhibit I	—	Restricted Shares Agreement
Exhibit J	—	Registration Rights Agreement
Exhibit K	—	Release Agreement
Exhibit L	—	IP Assignment and Release Agreement
Exhibit M	—	Escrow Agreement

Schedule 2.13(b)	—	Sample Balance Sheet
Schedule 5.3	—	Contract Consents, Terminations, Modifications and Amendments
Schedule 5.6	—	Specified Debt
Schedule 5.9(b)	—	Company Benefit Plans
Schedule 7.2(s)		Specified Owners Executing Release Agreements
Schedule 7.2(t)		Specified Owners Executing IP Assignment and Release Agreements
Disclosure Schedule
Closing Capitalization Schedule

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 22, 2011, is made by and among Multifamily Technology Solutions, Inc., a Delaware corporation (the “Company”), RealPage, Inc., a Delaware corporation (“Parent”), RP Newco IV Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as Representative (as hereinafter defined).
PRELIMINARY STATEMENTS
     WHEREAS, the Boards of Directors of the Company, Parent and Merger Subsidiary deem it advisable and in the best interest of their respective stockholders to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions provided for herein;
     WHEREAS, in furtherance thereof it is proposed that the acquisition be accomplished by the merger of Merger Subsidiary with and into the Company, with the Company being the surviving corporation, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);
     WHEREAS, the Boards of Directors of the Company, Parent (on its own behalf and as sole stockholder of Merger Subsidiary) and Merger Subsidiary have each approved and adopted this Agreement, the Merger (as hereinafter defined) and the other transactions contemplated hereby;
     WHEREAS, it is a condition to the obligations of Parent and Merger Subsidiary to close the Merger and other transactions contemplated hereby that the holders of (i) a majority of the shares of Common Stock and Preferred Stock (each as hereinafter defined) outstanding on the date of this Agreement, voting together as a class on an as converted basis, (ii) a majority of the shares of Common Stock outstanding on the date of this Agreement, (iii) a majority of all of the shares of Preferred Stock outstanding on the date of this Agreement voting as a single class on an as-converted basis and (iv) a majority of all of the shares of Series B Preferred Stock, Series B-1 Preferred Stock and Series B-2 Preferred Stock (each as hereinafter defined) outstanding on the date of this Agreement voting as a single class on an as-converted basis, approve and adopt, by written consent within twenty four hours after the execution of this Agreement, this Agreement, the Merger (as hereinafter defined) and the other transactions contemplated hereby (the “Requisite Stockholder Approval”);
     WHEREAS, concurrent with the execution and delivery of this Agreement, and as a material inducement to Parent and Merger Subsidiary to enter into this Agreement, the Significant Owner (as hereinafter defined) has executed and delivered to Parent a Significant Owner Agreement in the form of Exhibit B-1 hereto (the “Significant Owner Agreement”) and each Key Employee has executed an Employment Agreement in the form of Exhibit B-2 hereto (the “Employment Agreement”), in each case to be effective upon the Closing; and

     WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
AGREEMENTS
     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE I
DEFINED TERMS
     1.1 Definitions. Unless otherwise specified, all capitalized terms used in this Agreement have the meanings set forth on Exhibit A.
ARTICLE II
THE MERGER
     2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into the Company (the “Merger”) in accordance with the terms of, and subject to the conditions set forth in, this Agreement and the DGCL. Following the Merger, the Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and the separate corporate existence of Merger Subsidiary shall cease.
     2.2 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, the Company, Parent and Merger Subsidiary shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL (the “Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL (the “Effective Time”).
     2.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, the separate existence of the Merger Subsidiary will cease and, without other transfer, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Subsidiary shall become the debts, liabilities, obligations and duties of the Surviving Corporation as if the Surviving Corporation had itself incurred them.
     2.4 Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the forms attached hereto as Exhibit C and Exhibit D, respectively, until thereafter duly amended in accordance with Applicable Laws and as provided in such articles of incorporation and bylaws, respectively.
     2.5 Directors and Officers. The directors and officers of Merger Subsidiary immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation as of the Effective Time.
     2.6 Conversion of Outstanding Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any party:
          (a) Each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Subsidiary evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.
          (b) Except as set forth in Section 2.6(g), each share of Series B-2 Preferred Stock outstanding immediately prior to the Effective Time (each, an “Outstanding B-2 Share” and collectively, the “Outstanding B-2 Shares”) (i) shall automatically be converted into the right to receive, subject to and in accordance with Sections 2.12, 2.13 and 2.14 and ARTICLE X, an amount of cash (without interest) equal to the Series B-2 Cash Amount Per Share and (ii) shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist; provided, that Dissenting Shares shall not be so converted or represent the right to receive the foregoing consideration, but the holders of such Dissenting Shares shall only be entitled to such rights as are set forth in Section 2.9. The amount of cash each Stockholder is entitled to receive for the Outstanding B-2 Shares held by such Stockholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all Outstanding B-2 Shares held by such Stockholder.
          (c) Except as set forth in Section 2.6(g), each share of Series B-1 Preferred Stock outstanding immediately prior to the Effective Time (each, an “Outstanding B-1 Share” and collectively, the “Outstanding B-1 Shares”) (i) shall automatically be converted into the right to receive, subject to and in accordance with Sections 2.12, 2.13 and 2.14 and ARTICLE X, an amount of cash (without interest) equal to the Series B-1 Cash Amount Per Share and (ii) shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist; provided, that Dissenting Shares shall not be so converted or represent the right to receive the foregoing consideration, but the holders of such Dissenting Shares shall only be entitled to such rights as are set forth in Section 2.9. The amount of cash each Stockholder is entitled to receive for the Outstanding B-1 Shares held by such Stockholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all Outstanding B-1 Shares held by such Stockholder.
          (d) Except as set forth in Section 2.6(g), each share of Series B Preferred Stock outstanding immediately prior to the Effective Time (each, an “Outstanding B Share” and collectively, the “Outstanding B Shares”) (i) shall automatically be converted into the right to receive, subject to and in accordance with Sections 2.12, 2.13 and 2.14 and ARTICLE X, an amount of cash (without interest) equal to the Series B Cash Amount Per Share and (ii) shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist; provided, that Dissenting Shares shall not be so converted or represent the right to receive the foregoing consideration, but the holders of such Dissenting Shares shall only be entitled to such rights as are set forth in Section 2.9. The amount of cash each Stockholder is entitled to receive for the Outstanding B Shares held by such Stockholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all Outstanding B Shares held by such Stockholder.
          (e) Except as set forth in Section 2.6(g), each share of Series A Preferred Stock outstanding immediately prior to the Effective Time (each, an “Outstanding A Share” and collectively, the “Outstanding A Shares” and together with the Outstanding B-2 Shares, Outstanding B-1 Shares and Outstanding B Share, the “Outstanding Preferred Shares”) (i) shall automatically be converted into the right to receive, subject to and in accordance with Sections 2.12, 2.13 and 2.14 and ARTICLE X, an amount of cash (without interest) equal to the Series A Cash Amount Per Share and (ii) shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist; provided, that Dissenting Shares shall not be so converted or represent the right to receive the foregoing consideration, but the holders of such Dissenting Shares shall only be entitled to such rights as are set forth in Section 2.9. The amount of cash each Stockholder is entitled to receive for the Outstanding A Shares held by such Stockholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all Outstanding A Shares held by such Stockholder.
          (f) Except as set forth in Section 2.6(g), each share of Common Stock outstanding immediately prior to the Effective Time (each, an “Outstanding Common Share” and collectively, the “Outstanding Common Shares”) (i) shall automatically be converted into the right to receive, subject to and in accordance with Sections 2.12, 2.13 and 2.14 and ARTICLE X, an amount of cash (without interest) equal to the Common Cash Amount Per Share and (ii) shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist; provided, that Dissenting Shares shall not be so converted or represent the right to receive the foregoing consideration, but the holders of such Dissenting Shares shall only be entitled to such rights as are set forth in Section 2.9. The amount of cash each Stockholder is entitled to receive for the Outstanding Common Shares held by such Stockholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all Outstanding Common Shares held by such Stockholder.
          (g) Each unissued share of Common Stock and preferred stock of the Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto.
     2.7 Treatment of Warrants. Prior to the Closing, the Company shall give notice in writing to each holder of a Company Warrant (each a “Warrant holder” and collectively, the “Warrant holders”) outstanding immediately prior to the Effective Time (each an “Outstanding Warrant” and collectively, the “Outstanding Warrants”), and shall take all actions necessary to ensure, that each Outstanding Warrant that is not exercised on or before the Effective Time shall cease to be outstanding, shall be canceled and retired or terminated and cease to exist.
     2.8 Company Options. At the Effective Time, each option (excluding Company Warrants), whether vested or unvested, to purchase or otherwise acquire Company securities

(each, a “Company Option” and collectively, the “Company Options”), that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, be assumed and converted by Parent in accordance with Section 6.6; provided, however, that Parent shall not assume any Out-of-the-Money Company Options and the Company shall take all actions necessary to ensure that all Out-of-the-Money Company Options shall be canceled or terminated and cease to exist. As set forth in Section 6.6, each assumed In-the-Money Company Option that at the Effective Time was not fully vested shall be subject to the same vesting arrangements that were applicable to such In-the-Money Company Option immediately prior to the Effective Time.
     2.9 Dissenters’ Rights.
          (a) Promptly following the receipt by the Company of written consents of Stockholders constituting the Requisite Stockholder Approval, the Company shall provide each record holder of Common Stock and Preferred Stock who shall not have voted in favor of the Merger or consented thereto in writing, with notice (such notice to be subject to Parents review and consent, such consent not to be unreasonably withheld or delayed) of such holder’s appraisal rights pursuant to Section 262 of the DGCL and dissenters rights pursuant to Chapter 13 of the California Corporations Code (the “CCC”). The Company shall give Parent prompt notice of any demands for appraisal pursuant to Section 262 of the DGCL or Chapter 13 of the CCC received by the Company from any Stockholders, withdrawals of such demands and any other instruments served pursuant to the DGCL or CCC and received by the Company in connection therewith. No later than 10 days following the date on which the Effective Time occurs, Parent and the Surviving Corporation shall provide notice of the Effective Time to each holder of Dissenting Shares (as hereinafter defined).
          (b) Notwithstanding any provision of this Agreement to the contrary, no Outstanding Shares that are held immediately prior to the Effective Time by holders who have neither voted in favor of the Merger nor consented thereto in writing and who have demanded and perfected the right, if any, for appraisal of such Outstanding Shares in accordance with the provisions of Section 262 of the DGCL or Chapter 13 of the CCC and have not withdrawn or lost such right to appraisal (collectively, the “Dissenting Shares”) shall be converted into or represent a right to receive the consideration for such shares set forth in this Agreement, but the holder of such Dissenting Shares shall only be entitled to such appraisal rights as are granted by the DGCL or CCC. If a holder of Outstanding Shares who demands appraisal of such Outstanding Shares under the DGCL or CCC shall thereafter effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal with respect to such Outstanding Shares, then, as of the occurrence of such withdrawal or loss, each such Outstanding Share shall be deemed to have been converted into and represent only the right to receive, in accordance with Sections 2.6 and 2.11, the consideration for such shares set forth in this ARTICLE II and Section 10.5(b), if any.
     2.10 Closing of Transfer Books. From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Common Stock or Preferred Stock shall thereafter be made. From and after the Effective Time, the holders of Certificates evidencing ownership of Outstanding Shares immediately prior to the Effective Time shall cease to have any rights with respect to such Outstanding Shares, except as otherwise provided for in this Agreement or by Applicable Law.

     2.11 Payments.
          (a) Closing Payments. At the Closing, Parent shall pay or cause to be paid the following amounts by wire transfers of immediately available funds:
               (i) Unless otherwise extinguished by the Company prior to the Closing, Parent shall pay or cause to be paid to each creditor listed on Schedule 5.6, to an account designated by such creditor in writing, the amount of Specified Debt specified in such creditor’s Pay-Off Letter.
               (ii) Parent shall pay or cause to be paid all Company Transaction Costs that remain outstanding as of the Closing Date to such account or accounts as are designated by the Company, in each case in accordance with Section 5.5.
               (iii) Subject to Sections 2.6, 2.9, 2.11(c), and 2.12, Parent shall pay or cause to be paid to each Stockholder that delivers a completed and duly executed letter of transmittal in the form attached hereto as Exhibit E (each, a “Letter of Transmittal”) and a Certificate for cancellation (or an affidavit of lost Certificate as contemplated by the Letter of Transmittal) to Parent or its designee on or prior to the Closing Date, the amounts attributable to the Outstanding Shares represented by such Certificate(s) (or affidavit(s), as applicable) pursuant to Section 2.6(b), 2.6(c), 2.6(d), 2.6(e) or 2.6(f), as applicable; provided, however, that one-half (1/2) of the consideration payable to each of John Helm and the John H. Helm Revocable Trust pursuant to this Section 2.11(a)(iii) (the “Helm Closing Share Amount”) shall be paid in the form of Parent Common Shares rather than cash, all of which Parent Common Shares shall be restricted and subject to forfeiture as provided in the Restricted Shares Agreement, and the number of which shall be calculated by dividing such Helm Closing Share Amount by the Closing Stock Valuation, with the resulting share amount rounded down to the nearest whole share. As promptly as practicable after the date of this Agreement, the Company shall mail each Stockholder a form of Letter of Transmittal and instructions for use in surrendering such Certificates and receiving the amounts to the Outstanding Shares represented by such Certificate(s)(or affidavit(s), as applicable) pursuant to Section 2.6(b), 2.6(c), 2.6(d), 2.6(e) or 2.6(f), as applicable.
          (b) Post-Closing Parent Payments. From and after the Closing, Parent shall (and in any event within 10 Business Days after receipt) pay or cause to be paid, subject to Sections 2.6, 2.9, 2.11(c), and 2.12, to each Stockholder that delivers a completed and duly executed Letter of Transmittal and all applicable Certificates for cancellation (or an affidavit of lost Certificate as contemplated by the Letter of Transmittal) to Parent at any time after the Closing Date, the amount (without interest) that would have been payable to such Stockholder pursuant to Section 2.11(a)(iii) if such Stockholder had delivered such documents on or prior to the Closing Date. Any other payments to be made by Parent to the Stockholders following the Closing (which for the avoidance of doubt, shall not include any payments or disbursements to be made by the Escrow Agent) shall be paid by Parent to the Stockholders in accordance with their Pro Rata Shares.
          (c) Withholding. Each of the Surviving Corporation, the Escrow Agent and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any

Person pursuant to this Agreement, amounts that are required to be deducted and withheld with respect to payment under any provision of applicable law, and to be provided any necessary Tax forms, including Internal Revenue Service Forms W-9 and W-8, as applicable, and other similar information. Such amounts as are withheld and paid over to the appropriate Governmental Entity shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the deduction or withholding was made. To the extent that any amounts paid pursuant to the transactions contemplated by this Agreement are not reduced by such deductions or withholdings, such Person shall indemnify the Surviving Corporation, the Escrow Agent, Parent and its affiliates for any amounts imposed by a Taxing Authority with respect thereto, together with any related Indemnified Losses. No interest shall accrue or be paid on the cash payable upon the delivery of Certificates.
          (d) Dissenting Share Payments. Any amounts to be paid to a Stockholder that is attributable to a Dissenting Share shall be available to pay the fair value of such Dissenting Share for which appraisal rights are perfected pursuant to Section 262 of the DGCL. With respect to any amounts that are attributable to a Dissenting Share, such amounts shall be withheld by Parent for distribution to the holder thereof in accordance with Sections 2.6 and 2.9 following the first to occur, with respect to such Dissenting Share, of either (i) the withdrawal or loss of the right to appraisal pursuant to Section 262 of the DGCL or (ii) the perfection of appraisal rights pursuant to Section 262 of the DGCL.
          (e) Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate consideration paid by Parent pursuant to this Agreement exceed the Total Consideration.
          (f) None of the Parties shall be liable to any Person in respect of any portion of the Total Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Letter of Transmittal and corresponding Certificate(s) have not been delivered and surrendered prior to the date that is five (5) years after the Effective Time (or immediately prior to such earlier date on which the portion of the Total Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any portion of the Total Merger Consideration in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of the Parent, free and clear of all claims or interest of any Person previously entitled thereto.
     2.12 Escrow. With respect to the Stockholders, Parent shall deposit into the Escrow Account and the Representative Expense Account at the Effective Time an amount of cash equal to the sum of the Stockholders’ respective Pro Rata Shares of the Escrow Amount and the Representative Expense Amount, respectively. The Escrow Amount and the Representative Expense Amount shall be withheld from the cash payable pursuant to Section 2.6 to each of the Stockholders according to, his, her or its Pro Rata Share of the Escrow Amount and the Representative Expense Amount, respectively; provided, however, that a portion of such Escrow Amount equal to one half (1/2) of each of John Helm’s and the John H. Helm Revocable Trust’s respective Pro Rata Shares of the Escrow Amount (the “Helm Escrow Share Amount”) shall be contributed in the form of shares of the common stock of Parent (the “Parent Common Shares”) rather than cash, all of which Parent Common Shares shall be restricted and subject to forfeiture as provided in the Restricted Shares Agreement, and the number of which shall be calculated by dividing such Helm Escrow Share Amount by the Closing Stock Valuation, with the resulting share amount rounded up to the nearest whole share. On the Closing Date, Parent shall establish an interest-bearing account (the “Escrow Account”) with Computershare Trust Company, N.A. (the “Escrow Agent”), or such other bank or trust company as is selected by Parent and approved by the Representative (such approval not to be unreasonably withheld), on or prior to the Effective Time for the deposit of the Escrow Amount pursuant to this Section 2.12 in accordance with the terms and conditions of an escrow agreement customary for a transaction of this type to be entered into on the Closing Date among Parent, the Representative and the Escrow Agent (the “Escrow Agreement”). The Escrow Account shall be available to pay (a) the amount, if any, to which Parent is entitled pursuant to Section 2.14 and Section 12.7 and (b) the amount of any Indemnified Losses for which the Stockholders are obligated to indemnify an Indemnified Party under ARTICLE X and (c) the amounts payable to the Stockholders. The Escrow Amount shall be disbursed in accordance with the provisions of ARTICLE X and the Escrow Agreement.
     2.13 Closing Adjustment Amount.
          (a) An amount (the “Closing Adjustment Amount”) equal to (i) all unpaid Specified Debt on the Closing Date, plus (ii) all unpaid Company Transaction Costs, if any, incurred by the Company, plus (iii) an amount equal to the extent to which the Company’s Net Working Capital at Closing is less $3,200,000, shall be determined prior to the Closing using an estimate of the Company Transaction Costs and an estimated balance sheet of the Company at and as of 11:59 p.m. (Pacific Time) on the date immediately prior to the Closing Date (the “Closing Date Balance Sheet”).
          (b) The Company shall deliver the Closing Date Balance Sheet to Parent no later than two Business Days before the Closing Date in form and substance reasonably acceptable to Parent. The Closing Date Balance Sheet will be prepared by the Company in accordance with this Agreement and GAAP consistently applied in accordance with the Company’s past practice, as if the parties had not consummated the Merger; provided, however, that the assets, liabilities, gains, losses, revenues and expenses for this interim period shall be determined, for the purposes of the Closing Date Balance Sheet, through full application of the procedures used in preparing the Most Recent Balance Sheet (as defined in Section 3.5), a sample of which is set forth in Schedule 2.13(b). Parent and its representatives, including the Parent’s independent accountants, will be entitled to review all work papers of the Company and its representatives, including its independent accountants, relating to the Closing Date Balance Sheet.
          (c) The Closing Date Balance Sheet shall include a good faith estimate of the Closing Adjustment Amount, including specifically (i) the total amount of unpaid Specified Debt at Closing, (ii) all unpaid Company Transaction Costs incurred by the Company, and (iii) the calculation of the Company’s Net Working Capital and the extent to which the Company’s Net Working Capital is less than $3,200,000 at Closing. If Parent disputes the Closing Date Balance Sheet (or any portion thereof) prior to the Closing, then Parent and the Company will negotiate in good faith to resolve any such dispute at or prior to Closing. If Parent and the Company cannot resolve such dispute after good faith negotiation, then such dispute shall be submitted to the Referee(s) for resolution pursuant to the procedures set forth in Section 2.14(b).

     2.14 Final Adjustment Amount.
          (a) As promptly as practicable, but in any event within 60 days after the Closing Date, Parent will prepare and deliver to the Representative (i) a statement (the “Transaction Expense Statement”) indicating the total amount of Company Transaction Costs incurred by the Company and unpaid as of the Closing, (ii) the balance sheet of the Company at and as of 11:59 p.m. (Pacific Time) on the date immediately prior to the Closing Date (the “Final Balance Sheet”), (iii) a calculation of the extent to which the Company’s Net Working Capital at Closing was less than $3,200,000, and (iv) a calculation of the amount (the “Adjustment Amount”) equal to the sum of all unpaid Specified Debt on the Closing Date, plus all Company Transaction Costs incurred by the Company and unpaid as of the Closing, plus an amount equal to the extent to which the Company’s Net Working Capital at Closing was less $3,200,000. The Final Balance Sheet will be prepared in accordance with this Agreement, GAAP consistently applied in accordance with the Company’s past practice, as if the parties had not consummated the Merger; provided, however, that the assets, liabilities, gains, losses, revenues and expenses for this interim period shall be determined, for the purposes of the Final Balance Sheet, through full application of the procedures used in preparing the Most Recent Balance Sheet, a sample of which is set forth in Schedule 2.13(b). Following the delivery of the Transaction Expense Statement, Final Balance Sheet and calculation of the Adjustment Amount and the Final Adjustment Amount to the Representative, Representative and its representatives, including Representative’s independent accountants, will be entitled to review the Final Balance Sheet and related supporting schedules, analyses and work papers, including the underlying records or documentation of the Parent and its representatives, including its independent accountants. Parent and the Surviving Corporation shall cooperate with the Representative and its representatives in such examination, including providing answers to questions asked by the Representative and its representatives, and Parent and the Surviving Corporation shall make available to the Representative and its representatives any records under the reasonable control of Parent or its representatives, including its independent accountants, that are reasonably requested by the Representative and its representatives.
          (b) If within 60 days following delivery of the Final Balance Sheet to the Representative, the Representative has not delivered to Parent written notice (the “Balance Sheet Objection Notice”) of its objections to the Final Balance Sheet, Transaction Expense Statement and calculation of the Final Adjustment Amount (such Balance Sheet Objection Notice must contain a statement describing in reasonable detail the basis of such objections), then the Final Balance Sheet, Transaction Expense Statement and calculation of the Final Adjustment Amount shall be deemed final and conclusive. If the Representative delivers the Balance Sheet Objection Notice within such 60-day period, then Parent and the Representative shall endeavor in good faith to resolve the objections, for a period not to exceed 15 days from the date of delivery of the Balance Sheet Objection Notice. If at the end of the 15-day period there are any objections that remain in dispute, then the remaining objections in dispute shall be submitted for resolution to an independent referee (the “Referee”). The Referee shall be chosen by mutual agreement of Parent and Representative within 10 days of such designation. If Parent and Representative cannot agree on a Referee, then Parent and Representative shall each choose a referee, and the Referees chosen by Parent and Representative shall mutually agree on the third Referee. The Referee(s) shall determine any unresolved items within 30 days after the objections that remain in dispute are submitted to it. If any remaining objections are submitted to the Referee(s) for resolution,

(i) each party shall furnish to the Referee(s) such work papers and other documents and information relating to such objections as the Referee(s) may request and are available to that party or its Subsidiaries (or its independent public accountants) and will be afforded the opportunity to present to the Referee(s) any material relating to the determination of the matters in dispute and to discuss such determination with the Referee(s); (ii) to the extent that a value has been assigned to any objection that remains in dispute, the Referee(s) shall not assign a value to such objection that is greater than the greatest value for such objection claimed by either party or less than the smallest value for such objection claimed by either party; (iii) the determination by the Referee(s) as set forth in a written notice delivered to both parties by the Referee(s), shall be made in accordance with this Agreement and shall be binding and conclusive on the parties and shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof; and (iv) the fees and expenses of the Referee(s) shall be paid by the party whose aggregate claimed value of matters submitted to the Referee(s) for resolution is furthest from the final aggregate value for such matters determined by the Referee(s).
          (c) As used in this Agreement, the “Final Adjustment Amount” means an amount equal to (i) the Closing Adjustment Amount, minus (ii) the Adjustment Amount. To the extent that the Final Adjustment Amount is a positive number, Parent will pay to the Stockholders an aggregate amount equal to the Final Adjustment Amount. To the extent that the Final Adjustment Amount is a negative number, the Stockholders will pay Parent the amount of the Final Adjustment Amount or in Parent’s sole discretion the Final Adjustment Amount will be distributed to Parent by the Escrow Agent from the Escrow Amount promptly upon delivery of notice to the Escrow Agent of such Final Adjustment Amount. To the extent permitted under Applicable Law, the parties will treat (and will cause each of their respective Affiliates to treat) any payment under this Section 2.14 as an adjustment to the Total Merger Consideration. Any payment required to be made by Parent pursuant to this Section 2.14(c) shall be made by wire transfer of immediately available funds, not more than ten Business Days after final determination thereof, to an account to be designated by Stockholders at least two Business Days prior to the due date.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the Disclosure Schedule which has been delivered by the Company to Parent and Merger Subsidiary concurrently with the execution hereof (which Disclosure Schedule shall be arranged according to specific sections in this ARTICLE III and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this ARTICLE III and any other section hereof where it is clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section), the Company represents and warrants to Parent and Merger Subsidiary (with the understanding and acknowledgement that Parent and Merger Subsidiary would not have entered into this Agreement without being provided with the representations and warranties set forth herein, and that these representations and warranties constitute an essential and determining element of this Agreement) as follows:

     3.1 Organizational Matters.
          (a) Organization, Standing and Power to Conduct Business. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be qualified and in good standing would not have a Material Adverse Effect on the Company. The Company has no operations in jurisdictions outside the United States.
          (b) Charter Documents. The Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company, in each case as amended to date and currently in effect as of the date of this Agreement (such instruments and documents, the “Company Charter Documents”). The Company is not in violation of any of the provisions of the Company Charter Documents.
          (c) Subsidiaries. Except as set forth in Section 3.1(c) of the Disclosure Schedule, the Company does not have any subsidiaries and does not own, hold or have any interest in or right to acquire capital stock or other equity interests or ownership interests in any entity (collectively, “Subsidiaries”).
          (d) Powers of Attorney. Except as set forth in Section 3.1(d) of the Disclosure Schedule, there are no outstanding powers of attorney executed by or on behalf of the Company.
     3.2 Capital Structure.
          (a) Capital Stock.
               (i) The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, $0.0001 par value per share and 19,000,000 shares of Preferred Stock, $0.0001 par value per share, of which 8,000,000, 7,500,000, 1,500,000 and 2,000,000 shares are designated Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series B-2 Preferred Stock, respectively.
               (ii) There are 6,845,515 shares of Common Stock issued and outstanding and 8,000,000, 6,857,145, 1,396,180 and 1,953,125 shares of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series B-2 Preferred Stock, respectively, issued and outstanding, and the Company has no other issued or outstanding shares of capital stock. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid, non assessable and not subject to any preemptive rights.
               (iii) No shares of Common Stock or other capital stock of the Company are held as treasury stock or are owned by the Company.
               (iv) Section 3.2(a)(iv) of the Disclosure Schedule sets forth a true and complete list of the holders of all the issued and outstanding shares of Common Stock and

Preferred Stock, showing the number of shares of Common Stock and Preferred Stock held by each such holder.
          (b) Other Securities. At the date hereof, except for (i) Company Options representing in the aggregate the right to purchase (whether vested or unvested) 3,288,498 shares of Common Stock pursuant to the Company’s 2005 Equity Incentive Plan (the “Stock Plan”), adopted by the Board of Directors of the Company and approved by the Company’s stockholders, and (ii) an aggregate of 34,284 shares of Series B Preferred Stock and 23,437 shares of Series B-1 Preferred Stock issuable upon exercise of outstanding Company Warrants, there are no outstanding or authorized options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to (A) issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other securities of the Company, (B) issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking or (C) issue or distribute to holders of any shares of capital stock of the Company any evidences of indebtedness or assets of the Company. Notwithstanding the foregoing, as of the Effective Time, all outstanding Company Warrants have been exercised or terminated in accordance with their terms, and therefore there are no Company Warrants outstanding and no shares of Company Capital Stock issuable upon exercise thereof. The Company is not under any obligation to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution with respect thereto. The Company has made available to Parent complete and accurate copies of the Stock Plan and forms of agreements used thereunder. Section 3.2(b) of the Disclosure Schedule sets forth a true, accurate and complete listing of each holder of a Company Option, the number of shares of Common Stock issuable pursuant to each Company Option, the vesting schedule of each Company Option and the exercise price for each share of Common Stock issuable pursuant to each Company Option. All Company Options are In-the-Money Company Options.
          (c) No Agreements. Other than as listed on Section 3.2(c) of the Disclosure Schedule and this Agreement, there are no agreements, written or oral, between the Company and any Stockholder, or among any Stockholders, relating to the issuance, acquisition (including rights of first refusal or preemptive rights), disposition, registration under the Securities Act of 1933, as amended (the “Securities Act”), or voting of the capital stock of the Company.
          (d) Compliance with Laws. All shares of Common Stock, Company Options, and other rights to acquire capital stock or other securities of the Company have been issued in compliance with all applicable securities laws and all other Applicable Laws.
          (e) Merger Consideration. No Person will be entitled to receive a portion of the Total Merger Consideration, or any other payment or consideration as a result of the transactions contemplated by this Agreement or any other Transaction Document, other than the Equityholders as shown on Sections 3.2(a)(iv) and 3.2(b) of the Disclosure Schedule. The Closing Capitalization Schedule is complete and correct.

     3.3 Authority and Due Execution.
          (a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby or thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company, and the consummation of the transactions contemplated hereby or thereby, subject as of the date of this Agreement to receipt of the Requisite Shareholder Approval, have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company or to consummate the transactions contemplated hereby or thereby.
          (b) Due Execution. This Agreement and each other Transaction Document to which the Company is a party has been, or upon execution and delivery will be, duly executed and delivered by the Company and constitutes, or upon execution and delivery will constitute, the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general principles of equity (regardless of whether considered in a proceeding at law or in equity).
     3.4 Non-Contravention and Consents.
          (a) Non-Contravention. Except as set forth in Section 3.4(a) of the Disclosure Schedule, the execution and delivery of this Agreement and each other Transaction Document by the Company does not, and the performance of this Agreement and each other Transaction Document by the Company will not, (i) conflict with or violate the Company Charter Documents, (ii) conflict with or violate any Applicable Laws, or (iii) result in any breach of or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or impair the rights of the Company or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any Contract.
          (b) Contractual Consents. Except as set forth in Section 3.4(b) of the Disclosure Schedule, no Consent under any Contract is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by the Company or the consummation of the transactions contemplated hereby or thereby by the Company.
          (c) Governmental Consents. No Consent of any national, state, municipal, provisional, local or foreign government, any instrumentality, subdivision, department, ministry, board, court, administrative agency or commission, or other governmental entity or instrumentality or political subdivision thereof, or any quasi governmental or private body exercising any executive, legislative, judicial, regulatory, taxing, importing or other governmental functions (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery and performance of this Agreement or any other Transaction Document by the Company or the consummation of the transactions contemplated hereby or thereby by the Company, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
     3.5 Financial Statements.
          (a) Financial Statements. The Company has delivered to Parent (i) its audited balance sheets and statements of profit and loss as of December 31, 2008 and 2009, (ii) its unaudited balance sheet and statement of profit and loss as of December 31, 2010 and (iii) its unaudited balance sheet and statement of profit and loss as of the six-month period ended June 30, 2011 (the “Most Recent Balance Sheet”) (collectively, the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP, consistently applied and in accordance with the Company’s past practice throughout the periods involved and fairly and accurately present in all material respects the financial position and profits and losses of the Company as of the dates, and for the periods, indicated therein. The Company maintains a standard system of accounting established and administered in accordance with GAAP including, but not limited to, complete books and records in written or electronic form.
          (b) Absence of Liabilities. Except as set forth on Section 3.5(b) of the Disclosure Schedule or in the Financial Statements, the Company has no liabilities, whether accrued, absolute, contingent, matured, unmatured, or otherwise and whether or not required to be reflected in financial statements prepared in accordance with GAAP, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of the Most Recent Balance Sheet and (ii) obligations under contracts and commitments incurred in the ordinary course of business described on Section 3.5(b) of the Disclosure Schedule that are not required under GAAP to be reflected in the Financial Statements, which liabilities and obligations referred to in clauses (i) and (ii) individually or in the aggregate, are not material to the financial condition or operating results of the Company.
     3.6 Indebtedness. The Company does not have any Indebtedness of any type (whether accrued, absolute, contingent, matured or unmatured), except for: (i) Indebtedness set forth on the Most Recent Balance Sheet, or (ii) Indebtedness described in reasonable detail in Section 3.6(i) of the Disclosure Schedule. Except as set forth in Section 3.6(i) of the Disclosure Schedule, with respect to each item of Indebtedness, the Company is not in default and no payments are past due, and no circumstance exists that, with or without notice, the passage of time or both, could constitute a default by the Company under any item of Indebtedness. The Company has not received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness that has not been fully remedied and withdrawn. Other than as reflected on Section 3.6(i) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party will not cause a default, breach or an acceleration, automatic or otherwise, of any conditions, covenants or any other terms of any item of Indebtedness. Except for the Company’s obligation to indemnify its officers and directors pursuant to the Company’s Charter Documents, the Company is not a guarantor or otherwise liable for any liability or obligation (including Indebtedness) of any other Person. There are no claims, actions, suits or proceedings pending or threatened which would cause the Company to be required to indemnify its officers and directors. Except as set forth on Section 3.6(ii) of the

Disclosure Schedule, the Company has no indebtedness for the repayment of money borrowed or capital obligations.
     3.7 Litigation. Except as set forth on Section 3.7 of the Disclosure Schedule, there is no claim, demand, action, mediation, arbitration, suit, proceeding or litigation, or governmental inquiry or investigation (each, a “Legal Proceeding”), pending, or to the Knowledge of the Company, threatened against the Company or any of its assets or properties or any of its directors or officers (in their capacities as such), nor to the Knowledge of the Company is there any reasonable basis for any such claim, demand, action, mediation, arbitration, suit, proceeding, litigation, inquiry or investigation. There is no injunction, judgment, decree or order against the Company, any of its assets or properties, or, to the Knowledge of the Company, any of its directors or officers (in their capacities as such). Section 3.7 of the Disclosure Schedule lists all claims, demands, actions, mediations, arbitrations, suits, proceedings or litigation that the Company has pending or threatened against other parties.
     3.8 Taxes.
          (a) Except as set forth on Section 3.8(a) of the Disclosure Schedule, (i) All Tax Returns required to be filed by or with respect to the Company have been duly and timely filed; (ii) all items of income, gain, loss, deduction and credit or other items (“Tax Items”) required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return are true, correct and complete in all material respects; (iii) all Taxes due and owing by the Company have been timely paid in full; (iv) no material penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax; (v) all Tax withholding and deposit requirements imposed on or with respect to the Company have been satisfied in full; (vi) there are no Liens (other than Taxes not yet due and payable) on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax; and (vii) the Company is not liable in any material respects for any Tax as a transferee or successor.
          (b) Section 3.8(b) of the Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed or required to be filed with respect to the Company for the six taxable years ending prior to the Closing Date, indicates those Tax Returns that have been audited, indicates those Tax Returns that are currently the subject of audit and indicates those Tax Returns whose audits have been closed. The Company has made available to the Parent true and complete copies of all income Tax Returns and other material Tax Returns filed by the Company during the past six (6) years and all correspondence to the Company from, or from the Company to, a Taxing Authority relating thereto.
          (c) There is no claim against the Company for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or to the Knowledge of the Company, threatened with respect to any Tax Return of or with respect to the Company, other than those disclosed (and for which true and complete copies of all audit or similar reports have been made available to Parent) on Section 3.8(c) of the Disclosure Schedule. No Tax audits or administrative or judicial proceedings are being conducted, pending or to the Knowledge of the Company, threatened with respect to the Company, other than those disclosed (and for which true and complete copies of all correspondence to or from the relevant Taxing Authority pertaining thereto have been made available to Parent) on Section 3.8(c) of the Disclosure Schedule. No claim has ever been made against the Company by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.
          (d) Except as set forth on Section 3.8(d) of the Disclosure Schedule, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company.
          (e) The Company is not a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements.
          (f) None of the property of the Company is held in an arrangement that could be classified as a partnership for Tax purposes, and the Company does not own any interest in any controlled foreign corporation (as defined in section 957 of the Code), passive foreign investment company (as defined in section 1297 of the Code) or other entity the income of which is or could be required to be included in the income of the Company.
          (g) No property of the Company is subject to a safe harbor lease (pursuant to section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is “tax exempt use property” (within the meaning of section 168(h) of the Code) or “tax exempt bond financed property” (within the meaning of section 168(g)(5) of the Code). No asset or liability of the Company is a debt obligation that (i) was issued with “original issue discount,” as defined in Section 1273 of the Code; (ii) is a “registration-required obligation,” as defined in Section 163(f)(2) of the Code; (iii) is an “applicable high yield discount obligation,” as defined in Section 162(i) of the Code; (iv) provides for the payment of interest that is “disqualified interest,” as such term is defined in Section 163(j)(3) of the Code; (v) constitutes “corporate acquisition indebtedness” within the meaning of Section 279(b) of the Code; or (vi) is a “disqualified debt instrument,” as defined in Section 163(b)(2) of the Code.
          (h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
          (i) The Company does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise. The Company is not and has never been a member of an affiliated, consolidated, combined or unitary group filing for income tax purposes.

          (j) The Company has not entered into any agreement or arrangement with any Taxing Authority that requires the Company to take any action or to refrain from taking any action. The Company is not a party to any agreement with any Taxing Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.
          (k) The Company has not participated, within the meaning of Treasury Regulations Section 1.6011-4(c), in any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder; (ii) any “tax shelter” or “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder; or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder. The Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law).
          (l) Except as set forth in Section 3.8(l) of the Disclosure Schedule, there is no material property or obligation of the Company, including uncashed checks to vendors, customers, or employees, non refunded overpayments or unclaimed subscription balances or unapplied cash balances, that is escheatable to any state or municipality under any applicable escheatment laws, as of the date hereof or that may at any time after the date hereof become escheatable to any state or municipality under an applicable escheatment laws.
          (m) All payments by or to the Company comply in all material respects with all applicable transfer pricing requirements imposed by any Governmental Entity, and the Company has made available to Parent accurate and complete copies of all transfer pricing documentation prepared pursuant to Treasury Regulation Section 1.6662-6 (or any similar foreign statutory, regulatory, or administrative provision) by or with respect to the Company during the past five years.
          (n) The Company is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a Taxing Authority, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.
          (o) Except as set forth in Section 3.8(o) of the Disclosure Schedule, neither any contract, agreement, plan or arrangement covering any person to which the Company is a party nor the Parent equity awards to be granted under the terms of the Employment Agreements entered into by the Key Employees pursuant to this Agreement, could, individually or collectively, give rise to the payment of any amount that would be non-deductible by the Company or Parent or any of their respective affiliates by reason of Section 280G of the Code or subject to Section 4999 of the Code.
          (p) The provision for Taxes set forth on the balance sheets included in the Financial Statements are sufficient for all accrued and unpaid Taxes, whether asserted or unasserted, contingent or otherwise, as of the dates thereof. The Company has not incurred any liabilities for Taxes since those dates (i) arising from extraordinary gains or losses, as that term is used in GAAP, (ii) outside the ordinary course of business, or (iii) inconsistent with past custom or practice.
          (q) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
          (r) To the Knowledge of the Company and except as set forth on Section 3.8(r) of the Disclosure Schedule, no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company.
          (s) All of the Company’s property that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate taxing jurisdiction for all periods prior to Closing and no portion of the Company’s property constitutes omitted property for property tax purposes.
          (t) The Company has not incurred (nor been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code that has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.
          (u) The Company is not a party to a gain recognition agreement under Section 367 of the Code.
          (v) Each Company Option intended to qualify as an incentive stock option under Section 422 of the Code satisfies all of the requirements of Section 422(b) of the Code.
     3.9 Title to Property and Assets.
          (a) Personal Property. The Company has good and marketable title to, or valid leasehold interests in, all Personal Property used or held for use in its business or reflected in the Financial Statements. Such Personal Property constitutes all Personal Property necessary or useful to conduct the business of the Company as it is presently conducted, and necessary or useful to conduct the business of the Company after Closing in the same or similar manner as it is being conducted prior to Closing. None of such Personal Property is owned by any other Person, including a Stockholder or an Affiliate of a Stockholder, without a valid and enforceable right of the Company to use and possess such Personal Property. Except as set forth on Section 3.9(a) of the Disclosure Schedule, none of such properties or assets is subject to any Lien of any nature whatsoever, other than Permitted Encumbrances. The Personal Property (i) is in good operating condition and repair (ordinary wear and tear excepted); and (ii) subject to receipt of the applicable Consents set forth in Section 3.4(b) of the Disclosure Schedule, is available for immediate use in the business and operation of the Company as currently conducted.
          (b) Customer Information. Except as set forth in Section 3.9(b) of the Disclosure Schedule, the Company has ownership, free and clear of any Liens, or the valid right to use, unrestricted by Contract, all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to current and former customers of the Company.
          (c) Leased Real Property. The Company does not own any real property, nor has the Company ever owned any real property. Section 3.9(c) of the Disclosure Schedule sets forth a list of all real property currently leased by the Company or otherwise used or occupied by the Company for the operation of its business (the “Leased Real Property”), including for each discrete piece of Leased Real Property, any additional rent (e.g., utility allocation, common area allocation or other allocation to the leaseholder based on the ratable percentage of the entire property allocated to the leaseholder), and any allocated but unused tenant finish allowance for such piece of real property. To the Company’s Knowledge, the Leased Real Property (i) is in good operating condition and repair, free from structural, physical and mechanical defects; (ii) is maintained in a manner consistent with standards generally followed with respect to similar properties; (iii) is available for use in and sufficient for the purposes and current demands of the business and operation of the Company as currently conducted; and (iv) is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted.
     3.10 Intellectual Property and Related Matters.
          (a) For all purposes of and under this Agreement, the following terms shall have the following respective meanings:
               (i) “Company Intellectual Property” means any and all Technology and any and all Intellectual Property Rights, including Company Registered Intellectual Property, that is or are owned (in whole or in part) or purported to be owned (in whole or in part) by, exclusively licensed to or otherwise exclusively controlled by, or purported to be exclusively licensed to or otherwise exclusively controlled by, the Company or any of its subsidiaries.
               (ii) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, filed in the name of, or applied for by or on behalf of, the Company or any of its subsidiaries.
               (iii) “Intellectual Property Right(s)” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models, including utility patents, design patents, plant patents and plant variety protection certificates, and all registrations and applications therefore and all reissues, divisionals, re-examinations, corrections, renewals, extensions, provisionals, continuations and continuations in-part thereof, and other derivatives and certificates associated therewith, and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures (“Patents”); (ii) all trade secrets and other rights in know how and confidential or proprietary information throughout the world (“Trade Secrets”); (iii) all copyrights, copyright registrations and applications therefore and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all mask works, mask work registrations and applications therefore, and any equivalent or similar rights (“Mask Works”); (v) all industrial designs and any registrations and applications therefore throughout the world; (vi) all rights in domain names and applications and registrations therefore (“Domain Names”); (vii) all trade names, trade dress, logos or other corporate designations, common law trademarks and service marks, trademark and service mark registrations and applications therefore and all goodwill associated therewith throughout the world (“Trademarks”); and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, including, without limitation, moral rights and publicity rights.
               (iv) “Registered Intellectual Property” means any and all United States, foreign, national and international: (i) Patents; (ii) registered Trademarks, applications to register Trademarks, including intent to use applications, or other registrations or applications related to Trademarks; (iii) Copyrights registrations and applications to register Copyrights; (iv) Mask Work registrations and applications to register Mask Works; (v) Domain Name registrations; and (vi) any other Intellectual Property Rights related thereto that are the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public or private legal authority at any time.
               (v) “Technology” means any or all of the following: (i) products of the Company or any of its subsidiaries and any works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, formulas, records, data and mask works; (ii) inventions (whether or not patentable), ideas, improvements, discoveries, developments, designs and techniques, information regarding plans for research, and technology; (iii) proprietary and confidential information, including technical data and customer and supplier lists and information related thereto, financial analysis, marketing and selling plans, business plans, budgets and unpublished financial statements, licenses, prices and costs, general intangibles, trade secrets and know how; (iv) databases, data compilations and collections and technical data; (v) logos, trade names, trade dress, trademarks, service marks; (vi) domain names and websites; (vii) tools, services, methods and processes; and (viii) all instantiations of the foregoing in any form and embodied in any media.
          (b) Section 3.10(b) of the Disclosure Schedule is a complete and accurate list of (i) all Company Registered Intellectual Property, (ii) all unregistered copyrights in computer software that are included in the Company Intellectual Property, and (iii) all unregistered Trademarks included within the Company Intellectual Property. For each of the foregoing, the listing shall include (w) the respective application or serial number (if applicable), (x) the date of any such application and registration, the jurisdiction(s) in which each such right either exists or, for registrations and applications thereto, has been registered or applied for, (y) an identification of whether the right is solely owned by, jointly owned by, or exclusively licensed, and (z) a brief summary of any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related thereto.
          (c) Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary fees, including without limitation all registration, maintenance, issuance and renewal fees, in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Except as set forth in Section 3.10(c) of the

Disclosure Schedule, there are no actions that must be taken by the Company or any of its subsidiaries within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property. Without limiting the foregoing, neither Company nor any of its subsidiaries has taken any action or allowed any event to occur, and neither Company nor any of its subsidiaries is aware of any event or circumstances, which would set a United States patent bar date within one hundred twenty (120) days of the Closing Date. A United States patent bar date includes any date by which the Company or one of its subsidiaries must file a patent application in order to preserve Company’s or its subsidiary’s right and ability to seek patent protection for an invention in the United States. To the Company’s knowledge, no third party is in breach of any non-disclosure agreement signed with Company or any subsidiary or of any confidentiality terms of any agreement signed with Company or any subsidiary. In each case in which the Company or a subsidiary has acquired any Technology or Intellectual Property Right from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer the Technology and all rights in such Technology including all associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company or a subsidiary. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company and its subsidiaries have recorded each such assignment of Registered Intellectual Property assigned to the Company or a subsidiary with the relevant Governmental Entity, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be. Neither the Company nor any subsidiary has claimed a particular status, including “Small Business Status,” in the application for any Intellectual Property Rights, which claim of status was not at the time made, or which has since become, inaccurate or false or that will no longer be true and accurate as a result of the Closing.
          (d) Except as set forth in Section 3.10(d) of the Disclosure Schedule, neither the Company nor any subsidiary has any Knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable. Neither the Company nor any subsidiary has any Knowledge of any information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of Company Registered Intellectual Property invalid or unenforceable, or would adversely affect any pending application for any Company Registered Intellectual Property, and neither Company nor any subsidiary has misrepresented, or failed to disclose, and has no Knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property.
          (e) Except as disclosed in Section 3.10(e) of the Disclosure Schedule, each item of Company Intellectual Property is free and clear of any Liens.
          (f) Except as disclosed in Section 3.10(f) of the Disclosure Schedule, all Company Technology and Company Intellectual Property will be fully transferable, alienable or licensable by Parent without restriction and without payment of any kind to any third party.

          (g) To the extent that any Technology which is owned, possessed, used or controlled by Company or a subsidiary has been developed or created by a third party, the Company or a subsidiary has a written agreement with such third party with respect thereto and Company or a subsidiary thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party’s Intellectual Property Rights in such Technology by operation of law or by valid assignment or license, to the fullest extent it is legally possible to do so, with rights to freely assign all such third party Intellectual Property Rights.
          (h) With the exception of “shrink wrap” or similar generally available commercial end user licenses, all Technology used in or necessary to the conduct of the Company’s and its subsidiaries’ business as presently conducted or currently contemplated to be conducted by the Company and its subsidiaries was written and created solely by either (i) employees of the Company or a subsidiary acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Company or a subsidiary, and no third party owns or has any rights to any of the Company Intellectual Property.
          (i) The Company and each subsidiary has, and enforces, a policy requiring each employee, consultant and contractor to execute a proprietary information, confidentiality and assignment agreement, substantially in the form attached hereto as Section 3.10(i)(A) of the Disclosure Schedule, and all current and former employees, consultants and contractors of Company and its subsidiaries have executed such an agreement. Except as set forth in Section 3.10(i)(B) of the Disclosure Schedule, no such person has excluded any of his or her prior inventions pursuant to such agreements.
          (j) The Company and its subsidiaries have taken the commercially reasonable steps required to protect the Company’s and its subsidiaries’ rights in confidential information and Trade Secrets of the Company or a subsidiary or provided by any other Person to the Company or a subsidiary.
          (k) Except as set forth in Section 3.10(k) of the Disclosure Schedule, no Person who has licensed Technology or Intellectual Property Rights to the Company or one of its subsidiaries has ownership rights or license rights to improvements made by the Company or one of its subsidiaries in such Technology or Intellectual Property Rights.
          (l) Except as disclosed in Section 3.10(l) of the Disclosure Schedule, neither the Company nor any subsidiary has transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is or was Company Intellectual Property, to any other Person.
          (m) Other than outbound “shrink wrap” licenses in the form set forth on Section 3.10(m) of the Disclosure Schedule and inbound “shrink wrap” and similar publicly available commercial binary code end user licenses, Section 3.10(m) of the Disclosure Schedule lists all contracts, licenses and agreements to which the Company or any subsidiary of the

Company is a party with respect to any Technology or Intellectual Property Rights. Neither the Company nor any subsidiary of the Company is in material breach of nor has the Company or any subsidiary of the Company failed to perform under in any material respect, any of the foregoing contracts, licenses or agreements and, to the Company’s Knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder. None of the foregoing contracts, licenses or agreements prohibit assignment, or require consent of any Person to assign, to Parent in connection with the Merger.
          (n) Section 3.10(n) of the Disclosure Schedule lists all material contracts, licenses and agreements between the Company or a subsidiary of the Company on the one hand and any other Person on the other hand wherein or whereby the Company or a subsidiary of the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation of the Intellectual Property Rights of any Person.
          (o) To the Knowledge of the Company, there are no contracts, licenses or agreements between the Company or a subsidiary of the Company on the one hand and any other Person on the other hand with respect to the Company Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company or a subsidiary of the Company thereunder.
          (p) The operation of the business of the Company and its subsidiaries as it currently is conducted or is contemplated to be conducted by the Company and its subsidiaries, including but not limited to the design, development, use, disclosure, import, branding, advertising, promotion, marketing, license, manufacture sale, license and distribution of the products, or services or other Technology of the Company or any subsidiary of the Company (including such Technology currently under development) does not and will not when conducted by Parent in substantially the same manner following the Closing infringe or misappropriate any Intellectual Property Right of any Person, violate any right of any Person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction, and, except as set forth in Section 3.10(p) of the Disclosure Schedule, neither the Company nor any of its subsidiaries has received notice from any Person claiming that such operation or any act, product, or service or other Technology of the Company or any of its subsidiaries (including such Technology currently under development) infringes or misappropriates any Intellectual Property Right of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction, nor does the Company or any subsidiary of the Company have knowledge of any basis therefor.
          (q) To the Company’s Knowledge, no Person is infringing or misappropriating any Company Intellectual Property Right.
          (r) Except as set forth in Section 3.10(r) of the Disclosure Schedule, no Company Intellectual Property or Technology is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or a subsidiary of the Company or may affect the validity, use or enforceability of such Company Intellectual Property or Technology.
          (s) Except as set forth in Section 3.10(s) of the Disclosure Schedule, no (i) product, technology, service or publication of the Company or a subsidiary of the Company, (ii) material published or distributed by the Company or a subsidiary of the Company or (iii) conduct or statement of the Company or a subsidiary of the Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates in any material respect any law or regulation.
          (t) The Company Intellectual Property constitutes all the Technology and Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company and its subsidiaries as it currently is conducted, and, to the Knowledge of the Company, as it is currently planned or contemplated to be conducted by the Company and its subsidiaries, including, without limitation, the design, development, manufacture, use, disclosure, import, branding, advertising, promotion, marketing, sale, license and distribution of products or other Technology of the Company and its subsidiaries, including performance of services (including such Technology currently under development).
          (u) Except as disclosed in Section 3.10(u) of the Disclosure Schedule, none of the execution, delivery and performance of this Agreement, the performance by the Company or any of its subsidiaries of their obligations hereunder, nor the consummation of the transactions contemplated by this Agreement, including the assignment to Parent, by operation of law or otherwise, of any contracts or agreements to which the Company or a subsidiary of the Company is a party, will result in (i) any third party being granted rights or access to, or the placement in or release from escrow, of any Company Intellectual Property, (ii) Parent granting to any third party any right, title or interest to or with respect to any Intellectual Property Rights owned by, or licensed to, Parent pursuant to any agreement to which the Company or a subsidiary of the Company is a party or by which it is bound, (iii) Parent being bound by, or subject to, any non compete or other restriction on the operation or scope of their respective businesses, (iv) to the Knowledge of the Company, any restriction on the ability of the Parent to share information relating to its ongoing business or operations, (v) Parent being obligated to pay any royalties, fees, honoraria or other amounts to any third party in excess of those payable by Company or a subsidiary of the Company prior to the Closing Date pursuant to agreements to which the Company or a subsidiary of the Company is a party or by which it is bound; (vi) a material breach of or default under any instrument, license or other agreement governing any Intellectual Property Rights owned by or licensed to the Company; (vii) the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Intellectual Property Rights owned by or licensed to the Company; or (viii) the material impairment of Parent’s right to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, or dispose of any Intellectual Property Rights owned by or licensed to the Company or portion thereof.
          (v) Section 3.10(v)(1) of the Disclosure Schedule contains a true and complete list of all of the software programs included in or developed for inclusion in the Company’s or its subsidiary’s products by the Company or its subsidiary or any third party (including all software programs embedded or incorporated in the Company’s or its subsidiary’s products) (the “Company Software Programs”). Except as listed in Section 3.10(v)(2) of the Disclosure Schedule, the Company Software Programs do not contain any third party software or Public Software. The list in Section 3.10(v)(2) of the Disclosure Schedule shall contain (i) the name of the Public Software, (ii) the license name and version pursuant to which the Company or its subsidiary has received a license to such Public Software, and (iii) a short statement regarding how the Public Software is being used by the Company or its subsidiary. “Public Software” means any software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (1) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (2) the Artistic License (e.g., PERL); (3) the Mozilla Public License; (4) the Netscape Public License; (5) the Sun Community Source License (SCSL); (6) the Sun Industry Standards License (SISL); (7) the BSD License; and (8) the Apache License.
          (w) Section 3.10(w) of the Disclosure Schedule contains a list of all Contracts in which the Company has agreed to place Company Intellectual Property into escrow and, upon the occurrence of certain events specified in such Contracts to release such source code to a third party. Except for the source code escrow obligations described in the immediately preceding sentence, the Company and its subsidiaries have not licensed, distributed or disclosed, is not obligated to license, distribute or disclose, and has no Knowledge of no distribution or disclosure by any third party of, the source code for any Company Intellectual Property. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or could reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such source code by the Company or any of its subsidiaries or escrow agent(s) or any other person to any third party.
          (x) Each of the Company and its subsidiary employs commercially reasonable measures to ensure that the Company Software Programs do not contain any viruses. For the purposes of this Agreement, “virus” means any computer code intentionally designed to disrupt, disable, or harm in any manner the operation of any software or hardware or to allow a third party to have access to the user’s computer or network without such user’s authority.
          (y) All data which has been collected, stored, maintained or otherwise used by the Company and its subsidiaries has been collected, stored, maintained and used in accordance with all applicable U.S. and foreign laws, rules, regulations, guidelines, contracts, and industry standards. Neither the Company nor its subsidiary has received a notice of any currently uncured noncompliance with applicable data protection laws, rules, regulations, guidelines or industry standards. The Company and its subsidiary have made all registrations that the Company and its subsidiary are required to have made in relation to the processing of data, and are in good standing with respect to such registrations, with all fees due within ninety (90) days of the date hereof duly made. The Company’s and its subsidiary’s practices are, and have always been, in compliance with (i) their then-current privacy policy, including the privacy policy posted on the Company’s and its subsidiary’s websites, and (ii) their customers’ privacy policies, when required to do so by contract. The Company and its subsidiaries have implemented and maintained appropriate and reasonable measures to protect and maintain the confidential nature of any personal information. The Company and its subsidiaries have adequate technological and procedural measures in place to protect personal information collected by Company or a subsidiary of the Company against loss, theft and unauthorized access or disclosure. The Company and its subsidiaries have the full power and authority to transfer any and all rights in any individual’s personal information in the Company’s and its subsidiaries’ possession or control to Parent. Except as set forth in Section 3.10(y) of the Disclosure Schedule, neither the Company nor any subsidiary of the Company is subject to any obligation that would prevent Parent from using the personal information in a manner consistent with any law or industry standard regarding the collection, retention, use, or disclosure of such information.
          (z) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties were used in the development of the Company Intellectual Property and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property.
          (aa) Section 3.10(aa)(i) of the Disclosure Schedule sets forth a list of all Computer Systems owned, leased or licensed by the Company that are necessary for the operation of the business. The Company owns, leases or licenses all Computer Systems that are necessary for the operations of its business. In the past 12 months, there has been no failure or other material substandard performance of any Computer Systems which has caused any material disruption to the business of the Company. Except as set forth in Section 3.10(aa)(ii) of the Disclosure Schedule, the Company has taken commercially reasonable steps to provide for the back up and recovery of data and information and have commercially reasonable disaster recovery plans, procedures and facilities and, as applicable, has taken commercially reasonable steps to implement such plans and procedures. The Company has taken reasonable actions to protect the integrity and security of its Computer Systems and the software information stored thereon from unauthorized use, access, or modification by third parties.
     3.11 Accounts Receivable. All of the accounts receivable of the Company set forth on the Most Recent Balance Sheet are bona fide, arose in the ordinary course of business and are carried on the records of the Company at values determined in accordance with GAAP consistently applied in accordance with the Company’s past practice. Except as set forth on Section 3.11 of the Disclosure Schedule, no Person has any Lien (other than Permitted Encumbrances) on any of such accounts receivable, and no request or agreement for any material deduction or discount has been made with respect to any of such accounts.
     3.12 Compliance; Permits.
          (a) Compliance. Except as set forth in Section 3.12(a) of the Disclosure Schedule, the Company is currently and has been in compliance with Applicable Laws and to the Knowledge of the Company, there are no pending legislative or regulatory initiatives or developments that could affect the Company or its business. Notwithstanding anything to the contrary in this Agreement Parent and Merger Sub agree that the Company makes no representation or warranty under the foregoing sentence with respect to the subject matter of the representations and warranties in Sections 3.8 (Taxes), 3.15 (Employment Matters), 3.16 (Employee Benefits Plans) and 3.17 (Environmental Matters). No investigation or review by any

Governmental Entity is pending, or to the Knowledge of the Company, has been threatened, against the Company. There is no judgment, injunction, order or decree binding upon the Company.
          (b) Permits. The Company holds, to the extent required by Applicable Law, all material franchises, permits, certificates, licenses, consents, filings, sanctions, registrations, variances, exemptions, orders, authorizations and approvals from, and has made all declarations and filings with, all Governmental Entities (“Permits”) for the operation of the business of the Company as presently conducted. No suspension or cancellation of any such Permit is pending or, to the Knowledge of the Company, threatened. Each such Permit is valid and in full force and effect, and the Company is in compliance with the terms of such Permits. Section 3.12(b) of the Disclosure Schedule provides a complete list of all Permits held by the Company.
          (c) Export and Import Laws. The Company has not violated any applicable U.S. Export and Import Laws, nor made a voluntary disclosure with respect to any violation of such laws. The Company has been and is in compliance with all applicable Foreign Export and Import Laws. The Company has prepared and timely applied for all import and export licenses required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws for the conduct of the Company’s business. The Company has at all times been in compliance with all Applicable Laws relating to trade embargoes and sanctions, and no product, service or financing provided by the Company has been, directly or indirectly, provided to, sold to or performed for or on behalf of Cuba, Iran, Libya, North Korea, Sudan, Syria, or any other country or Person against whom the U.S. maintains economic sanctions or an arms embargo.
          (d) Export Proceedings. There is no export or import related proceeding, investigation or inquiry pending, or to the Knowledge of the Company, threatened against the Company or any officer or director (in their capacity as an officer or director of the Company) by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity.
     3.13 Brokers’ and Finders’ Fees. Except as set forth on Section 3.13 of the Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Document to which the Company is a party or any transaction contemplated hereby or thereby.
     3.14 Restrictions on Business Activities. Other than as listed on Section 3.14 of the Disclosure Schedule, the Company is not a party to or bound by any Contract or Applicable Law under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of any market.
     3.15 Employment Matters.
          (a) No Termination. Certain key employees of the Company are listed on Section 3.15(a) of the Disclosure Schedule (each, a “Key Employee”, and collectively, the “Key

Employees”). To the Knowledge of the Company, no executive, Key Employee or group of employees has any plan or intention to terminate his, her or their employment with the Company.
          (b) Employees. To the Knowledge of the Company, (i) no present or former employee of the Company has claimed that the Company is in violation of any material term of any employment Contract or compensation arrangement; (ii) no third party has claimed that any present or former employee of the Company has breached his or her duties under any patent disclosure agreement, noncompetition agreement or any restrictive covenant running in favor of such third party; (iii) no third party has claimed that any present or former employee of the Company has disclosed or utilized any Trade Secret or proprietary information or documentation of such third party; (iv) no third party has claimed that any present or former employee of the Company has interfered in the employment relationship between such third party and any of its present or former employees; and (v) no present or former employee of the Company has employed any Trade Secret, information or documentation proprietary to any former employer or other third party, or violated any confidential relationship with any such third party in connection with the development, manufacture or sale of any product, or the development or sale of any service, of the Company. Section 3.15(b) of the Disclosure Schedule sets forth (i) a complete list of the Company’s employees as of the date hereof, (ii) the current compensation for each such employee, including base salary and expected and maximum potential target bonuses, and (iii) any payments or benefits required or anticipated to be made or provided by the Company to any such employee in connection with the transactions contemplated by this Agreement or any other change of control transaction, including, without limitation, cash payments, forgiveness of indebtedness, assumption of tax liability, severance benefits or vesting acceleration, and any agreement or understanding between the Company and any such employee relating to any such payment or benefit.
          (c) Labor Unions. The Company is not subject to any collective bargaining or similar agreement with respect to any of its employees. There is no labor dispute, strike, work stoppage or other labor trouble (including any organizational drive) against the Company pending or, to the Knowledge of the Company, threatened. The Company has not agreed to recognize any labor union or other collective bargaining representative, nor has any labor union or other collective bargaining representative been certified as the exclusive bargaining representative of any employees of the Company. There is no question concerning representation as to any labor union or other collective bargaining representative with respect to any employees of the Company, and to the Knowledge of the Company, no labor union or other collective bargaining representative claims to or is seeking to represent any employees of the Company. To the Knowledge of the Company, no union organizational campaign or representation petition is currently pending with respect to any employees of the Company.
          (d) Legal Compliance. Neither the Company, nor to the Knowledge of the Company, any employee or representative of the Company, has committed or engaged in any unfair labor practice in connection with the conduct of the business of the Company, and there is no action, suit, claim, charge or complaint against the Company pending or, to the Knowledge of the Company, threatened or, except as set forth in Section 3.15(d) of the Disclosure Schedule, reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of the Company, including charges of unfair labor practices or discrimination complaints. The Company is in material compliance with all Applicable Laws relating to employment, including laws relating to employment discrimination, labor relations, fair employment practices, payment of wages and overtime, leaves of absence, immigration, employee benefits, and affirmative action. All current employees of the Company are lawfully authorized to work in the jurisdiction in which they are employed according to applicable immigration laws.
          (e) WARN Act. The Company has not had any plant closings, mass layoffs or other terminations of employees of the Company which would create any obligations upon or liabilities for the Company under the federal Worker Adjustment and Retraining Notification Act or any equivalent similar laws.
     3.16 Employee Benefit Plans.
          (a) Section 3.16(a) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company has not made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement.
          (b) The Company has provided to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company, (vii) all material correspondence to or from any governmental agency relating to any Company Employee Plan, (viii) all forms of COBRA notice; (ix) policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years, and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.
          (c) The Company and each ERISA Affiliate has performed all obligations required to be performed by it under each Company Employee Plan, are not in default or violation of, and have no Knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable Laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code.
          (d) Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter valid as to the Company, if applicable) with respect to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, has occurred with respect to any Company Employee Plan.
          (e) There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.
          (f) Neither the Company nor any current or past ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plans subject to Title IV of ERISA or Section 412 of the Code.
          (g) Neither the Company nor any ERISA Affiliate has ever maintained, established sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including, without limitation, any such plan pursuant to which a stop-loss policy or contract applies).
          (h) At no time has the Company or any current or past ERISA Affiliate contributed to or been obligated to contribute to any Pension Plan which is a Multiemployer Plan. Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.
          (i) No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

          (j) The Company and each ERISA Affiliate has, prior to the Effective Time, complied with COBRA, FMLA, HIPAA, and any similar provisions of state Law applicable to its Employees. The Company does not have unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state Law governing health care coverage or extension.
          (k) Except as set forth in Section 3.16(k) of the Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan or Employee Agreement, or under any trust or loan that is part of any Company Employee Plan or Employee Agreement, that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.
          (l) Except as set forth in Section 3.16(l) of the Disclosure Schedule, there is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code as a result of the transactions contemplated by this Agreement. There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.
          (m) Neither the Company nor any ERISA Affiliate currently nor has it ever had the obligation to maintain, establish, sponsor, participate in or contribute to an International Employee Plan.
          (n) Each nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) has since (i) January 1, 2005 been maintained and operated in good faith compliance with Section 409A of the Code and Notice 2005 1, (ii) October 3, 2004, not been “materially modified” (within the meaning of Notice 2005 1) and (iii) January 1, 2009, been in documentary and operational compliance with Section 409A of the Code. Each option, stock appreciation right, or other similar right to acquire Company Common Stock or other equity of the Company, granted to or held by an individual or entity who is or may be subject to United States taxation, (1) has an exercise price that that is not less than the fair market value of the underlying equity as of the date such option, stock appreciation right or other similar right was granted, (2) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option, stock appreciation right or other similar right, (3) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of Section 409A and the proposed or final regulations or other IRS guidance issued with respect thereto), and (4) has been properly accounted for in accordance with GAAP in the Financial Statements.

     3.17 Environmental Matters.
          (a) To the Company’s Knowledge, the Company is currently and has been in compliance with all applicable Environmental Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been made, given, filed or commenced (or, to the Knowledge of the Company, threatened) by any Person against the Company alleging any failure to comply with any Environmental Law or seeking contribution towards, or participation in, any remediation of any contamination of any property or thing with Hazardous Materials. In each case, and in all material respects, the Company has obtained, and is and has at all times been in compliance with all of the terms and conditions of, all Permits that are required under any Environmental Law (“Environmental Permits”) and has at all times complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables that are contained in any applicable Environmental Law. Each such Environmental Permit is set forth in Section 3.17(a) of the Disclosure Schedule.
          (b) To the Company’s Knowledge, no physical condition exists on or under any property that may have been caused by or impacted by the operations or activities of the Company that could give rise to any investigative, remedial or other obligation under any Environmental Law or that could result in any kind of liability to any third party claiming damage to Person or property as a result of such physical condition.
          (c) To the Company’s Knowledge, all properties and equipment used in the business of the Company are and have been free of Hazardous Materials except for any Hazardous Materials in small quantities found in products used by the Company for office or janitorial purposes in material compliance with Environmental Laws.
          (d) The Company has provided to Parent true and complete copies of all internal and external environmental audits and studies in its possession or control relating to the Company and its operations and all correspondence on substantial environmental matters relating to the Company and its operations.
     3.18 Material Contracts. Section 3.18 of the Disclosure Schedule sets forth a list of all Material Contracts including the name of the parties thereto, the date of each such Material Contract and each amendment thereto. All Material Contracts are in full force and effect in all material respects. All Material Contracts are valid and enforceable in all material respects against the Company and, to the Company’s Knowledge, against the other party or parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general principles of equity (regardless of whether considered in a proceeding at law or in equity), and are not in default, no payments or other material obligations are past due, and no circumstance exists that, with or without notice, the passage of time or both, could constitute a material default under any Material Contract by the Company or, to the Knowledge of the Company, by any other party thereto. The Company has not received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Material Contract that has not been, in all material respects, fully remedied and withdrawn. Subject to the receipt of any applicable Consents set forth on Section 3.4(b) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party will not affect the enforceability against any Person of any such Material Contract. The Company has provided to the Parent with true and complete copies of all Material Contracts including all amendments and modifications thereof.
     3.19 Insurance.
          (a) Section 3.19(a) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, directors and officers liability, professional liability insurance, errors and omissions insurance, or workers’ compensation coverage and bond and surety arrangements) to which the Company is currently a party: (i) the name, address and telephone number of the agent or broker; (ii) the name of the insurer, the name of the policyholder and the name of each covered insured; (iii) the policy number and the period of coverage; (iv) the scope and amount of coverage (including an indication of whether the coverage was on a claims made, occurrence or other basis and a description of how deductibles and ceilings are calculated and operate); (v) a list of all premiums paid by policy. Each of such insurance policies is in full force and effect. Each such insurance policy is a legal, valid, binding, and enforceable obligation of the Company, and to the Knowledge of the Company, the insurer party thereto. Neither the Company, nor to the Knowledge of the Company, any other Person, is in material breach or default under any such insurance policy (including with respect to the payment of premiums or the giving of notices), and to the Knowledge of the Company, no event has occurred that, with or without notice or the lapse of time or both, would constitute such a material breach or default, or permit termination, modification or acceleration, under any such insurance policy. To the Knowledge of the Company, no party to any such insurance policy has repudiated any provision thereof. With respect to each such insurance policy: (i) no limit has been exhausted or materially reduced; (ii) there has been no gap in coverage; and (iii) any knowledge of an occurrence that may give rise to a claim has been reported to the appropriate carrier for claims-made reporting procedures. The Company has made available to Parent complete and accurate copies of each insurance policy listed on Section 3.19(a) of the Disclosure Schedule.
          (b) Section 3.19(b) of the Disclosure Schedule lists all self insurance arrangements affecting the Company.
     3.20 Transactions with Related Parties. Except as set forth on Section 3.20 of the Disclosure Schedule, no employee, officer, director or Stockholder of the Company, nor, to the Company’s Knowledge, any member of his or her immediate family, is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. To the Knowledge of the Company, other than as listed on Section 3.20 of the Disclosure Schedule, none of such Persons has any direct or indirect ownership interest in (a) any Person with which the Company is Affiliated or with which the Company has a business relationship or (b) any Person that competes with the Company (other than the ownership of less than 5% of the outstanding class of publicly traded stock in publicly traded companies that may compete with the Company). Except as set forth on Section 3.20 of the Disclosure Schedule, to the Knowledge of the Company, no officer, director or Stockholder, nor any member of his or her immediate family, is, directly or indirectly, a party to any Contract with the Company or its Affiliates.

     3.21 Books and Records. The minute books of the Company contain complete and accurate records of all meetings and other corporate actions of the stockholders and board of directors of the Company. The stock ledger of the Company is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company. True and complete copies of the minute books and the stock ledger of the Company have been made available to Parent and will be delivered to Parent.
     3.22 Absence of Changes. Since June 30, 2011, there has not occurred any Material Adverse Effect on the Company. Except as set forth on Section 3.22 of the Disclosure Schedule or as otherwise contemplated hereby, from such date, the Company has conducted its business only in the ordinary course of business consistent with past practices, and the Company has not:
          (a) failed to use commercially reasonable efforts to (i) preserve intact the Company’s present business organization and (ii) preserve its relationships with customers;
          (b) failed to use commercially reasonable efforts to maintain its assets in their current condition, except for ordinary wear and tear, or failed to repair, maintain, or replace any of its material equipment in accordance with the normal standards of maintenance applicable in the industry;
          (c) amended, terminated, or failed to use commercially reasonable efforts to renew any Material Contract, or received any written notice or other notification that any other Person has or intends to take any such actions;
          (d) entered into any Contract either (i) that is a Material Contract or (ii) outside the ordinary course of business;
          (e) accelerated, terminated, modified, or canceled, or received notice of such from any other Person, any Material Contract, other than in the ordinary course of business;
          (f) transferred, granted any license or sublicense of any rights under or with respect to any of its Intellectual Property other than in the ordinary course of business consistent with past practice;
          (g) made or pledged to make any charitable or other capital contribution;
          (h) except as set forth in Section 3.22(h) of the Disclosure Schedule, adopted, terminated or amended any Company Employee Plan or Employee Agreement, made any contribution to any Company Employee Plan or Employee Agreement (other than regularly scheduled contributions) or materially increased in any manner the compensation or benefits of any officer, director, or employee or other personnel (whether employees or independent contractors);
          (i) made any oral or written representation or commitment with respect to any aspect of any Company Employee Plan or Employee Agreement that is not in accordance with the existing written terms and provision of such Company Employee Plan or Employee Agreement;

          (j) terminated any employee other than in the ordinary course of business;
          (k) acquired (including by merger, consolidation, or the acquisition of any equity interest or assets) or sold (whether by merger, consolidation, or the sale of an equity interest or assets), leased, or disposed of any material assets except for fair consideration in the ordinary course of business and consistent with past practice or, even if in the ordinary course of business and consistent with past practices, whether in one or more transactions, in no event involving assets having an aggregate fair market value in excess of $10,000;
          (l) mortgaged, pledged, or subjected to any Lien, other than Permitted Encumbrances, any of its assets;
          (m) made any loans, advances or capital contributions to, or investment in, any other Person, other than loans or investments by the Company to or in the Company;
          (n) entered into any material joint ventures, strategic partnerships or alliances;
          (o) except as required by GAAP or Applicable Law, changed any of the accounting principles or practices used by it;
          (p) changed its practices and procedures with respect to the collection of accounts receivable or offered to discount the amount of any account receivable or extended any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) with respect thereto, other than in the ordinary course of business;
          (q) declared, paid or set aside assets for any dividend or otherwise declared or made any other distribution with respect to its capital stock, or purchased, redeemed or acquired any shares of capital stock or other securities of the Company;
          (r) incurred any Indebtedness not in the ordinary of course of business;
          (s) failed to pay any Indebtedness or any other account payable as it became due, or materially changed its existing practices and procedures for the payment of Indebtedness or other accounts payable;
          (t) paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted, unasserted, contingent or otherwise) other than immaterial claims, liabilities or obligations arising in the ordinary course of business;
          (u) cancelled, compromised, waived or released any right or claim other than immaterial rights or claims in the ordinary course of business;
          (v) incurred or committed to incur any capital expenditures, capital additions or capital improvements other than in the ordinary course of business consistent with past practice;
          (w) made any payment or agreement relating to the surrender, cancellation, amendment or agreement not to exercise any stock option or warrant issued by the Company; or

          (x) authorized, approved, agreed to or made any commitment to take any actions set forth in this Section 3.22.
     3.23 Product Warranties. There is no claim, action, suit or proceeding pending with respect to the product warranty of any product sold or licensed to a customer of the Company, or to the Knowledge of the Company, threatened against the Company. Except as set forth in Section 3.23 of the Disclosure Schedule, no product sold, licensed, distributed or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease, except for such guarantees, warranties and indemnities that are implied under Applicable Law and not disclaimable. The Company has made available to Parent all copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions) currently in effect.
     3.24 Major Customers. Section 3.24 of the Disclosure Schedule sets forth a list of the twenty (20) largest customers of the Company by dollar volume of sales during the 12-month period ended June 30, 2011 (the “Major Customers”), together with, in each case, the amount of collections and accounts receivable during such period. The Company is not engaged in any material dispute with any Major Customer and, to the Knowledge of the Company, no Major Customer intends to terminate, limit or reduce its business relations with the Company. The Company has no reason to believe that the consummation of the transactions contemplated by this Agreement is reasonably likely to have a material adverse effect on the business relationship of the Company with any Major Customer.
     3.25 Foreign Corrupt Practices. Excluding the payment of taxes, custom duties, license fees and other charges required to be paid by Applicable Laws, neither the Company, nor any of its officers, directors, employees or agents has made, offered or agreed to make any loan, gift, donation or other payment, directly or indirectly, to an official of any Governmental Entity in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1 et seq. or its equivalent in any jurisdiction where the Company conducts business.
     3.26 Disclosures. Neither this Agreement (including any Exhibit or Schedule hereto) nor any other Transaction Document to which the Company is a party when read together, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The Company does not have any Knowledge of any information or fact that would reasonably be expected to have a Material Adverse Effect on the Company that has not been disclosed to Parent in this Agreement (including the Exhibits and Schedules nor any other Transaction Document hereto).
ARTICLE IV
REPRESENTATION AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY
     Parent and Merger Subsidiary jointly and severally represent and warrant to the Company (with the understanding and acknowledgement that the Company would not have entered into this Agreement without being provided with the representations and warranties set forth herein, and that these representations and warranties constitute an essential and determining element of this Agreement) as follows:
     4.1 Organizational Matters.
          (a) Organization, Standing and Power to Conduct Business. Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its respective jurisdiction of incorporation; has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to do so would not cause a Material Adverse Effect.
          (b) Charter Documents. Parent has made available to the Company true and complete copies of the certificate of incorporation and bylaws of Parent, as amended to date and currently in effect (such instruments and documents, the “Parent Charter Documents”). Parent is not in violation of any of the provisions of the Parent Charter Documents.
     4.2 Authority and Due Execution.
          (a) Authority. Each of Parent and Merger Subsidiary have all requisite corporate power and authority to enter into this Agreement and any other Transaction Documents to which they are a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Parent or Merger Subsidiary is a party and the consummation by Parent or Merger Subsidiary of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary and no other corporate proceedings on the art of Parent or Merger Subsidiary are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by Parent or Merger Subsidiary or to consummate the transactions contemplated hereby or thereby.
          (b) Due Execution. This Agreement and each other Transaction Document to which either Parent or Merger Subsidiary is a party has been, or upon execution and delivery will be, duly executed and delivered by Parent and Merger Subsidiary and constitutes, or upon execution and delivery will constitute, the valid and binding obligations of Parent and Merger Subsidiary enforceable against them in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general principles of equity (regardless of whether considered in a proceeding at law or in equity).
     4.3 Non-Contravention and Consents.
          (a) Non-Contravention. The execution and delivery of this Agreement and each other Transaction Document by Parent and Merger Subsidiary does not, and the performance of this Agreement and each other Transaction Document by Parent and Merger Subsidiary will not, (i) conflict with or violate Parent or Merger Subsidiary’s Certificate and/or Articles of Incorporation, as applicable, or Bylaws, in each case as amended to date and currently in effect; (ii) conflict with or violate any Applicable Laws; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Parent or Merger Subsidiary or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of Parent’s or Merger Subsidiary’s assets or properties pursuant to, any obligation to which the Parent or Merger Subsidiary is a party or by which Parent or Merger Subsidiary may be bound.
          (b) Contractual Consents. Except for the requisite lenders’ consent referenced in Section 7.2(x) hereof, which consent shall have been obtained as of the Effective Time, no Consent under any agreement to which Parent or Merger Subsidiary is a party is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by Parent or Merger Subsidiary or the consummation of the transactions contemplated hereby or thereby.
          (c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Subsidiary in connection with the execution, delivery and performance of this Agreement or any other Transaction Document by Parent or Merger Subsidiary or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of other Consents under Antitrust Laws, and the expiration or termination of the applicable waiting periods thereunder, and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
     4.4 Litigation. Except as set forth in Parent’s public filings with the U.S. Securities and Exchange Commission, there is no material Legal Proceeding, pending, or to the knowledge of the CEO of the Parent, threatened against Parent, nor to the knowledge of the CEO of the Parent is there any reasonable basis for any such claim, action, suit, proceeding, inquiry or investigation.
     4.5 Brokers’ and Finders’ Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Document to which the Company is a party or any transaction contemplated hereby or thereby.
     4.6 Valid Issuance of Parent Common Shares. The Parent Common Shares being issued to John Helm and the John H. Helm Revocable Trust as a portion of the Total Merger Consideration payable to each of them pursuant to the Restricted Shares Agreement and this Agreement, when issued and delivered in accordance with the terms of the Restricted Shares Agreement and this Agreement, (a) will be duly and validly issued, fully paid and nonassessable and (b) to the Parent’s knowledge, upon the date of issuance will be free of restrictions on transfer other than restrictions on transfer that are (i) imposed by or under (x) Parent’s insider trading policy, this Agreement, the Restricted Shares Agreement, the Registration Rights Agreement, the Escrow Agreement or any other Transaction Document, (y) applicable state and federal securities laws or (z) a Person other than Parent, or (ii) otherwise outside of Parent’s control.

ARTICLE V
COVENANTS OF THE COMPANY
     5.1 Conduct of Business. Except as contemplated by this Agreement or to the extent that Parent otherwise consents in writing, which consent shall not be unreasonably conditioned, delayed or withheld, from the date of this Agreement until the Closing or earlier termination of this Agreement pursuant to ARTICLE IX, the Company covenants and agrees that the Company will not:
          (a) fail to act in the ordinary course of business and consistent with past practices of the Company;
          (b) take any action, or fail to take any action, that would be required to be listed on Section 3.22 of the Disclosure Schedule if such action or failure to act had occurred after the date of the Most Recent Balance Sheet Date and prior to the date hereof;
          (c) (i) merge or consolidate with or into any other Person; (ii) dissolve or liquidate; (iii) sell, lease or exclusively license all or substantially all of its assets; or (iv) permit the sale or transfer of any shares of capital stock or interests therein;
          (d) issue, sell, pledge, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock or other securities of any class (except for the issuance of shares of Common Stock pursuant to the exercise of Company Options) or any options, warrants, calls, rights, commitments, agreements, arrangements or undertakings to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other securities of any class (except for the issuance of certificates to any Stockholder in replacement of lost certificates);
          (e) change, amend, modify or repeal any provision of the Company Charter Documents;
          (f) guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person (other than endorsements of checks in the ordinary course) or make any loans, advances or capital contributions to, or investments in, any Person;
          (g) make any settlement of or compromise any Tax liability, change any Tax election or Tax method of accounting or make any new Tax election or adopt any new Tax method of accounting; surrender any right to claim a refund of Taxes; consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment; or take any other action that would have the effect of increasing the Tax liability of any Company or any Subsidiary for any period after the Closing Date or decreasing any Tax asset or attribute of any Company or Subsidiary existing on the Closing Date;
          (h) except as required by GAAP or Applicable Laws, change any of the accounting principles or practices used by it;
          (i) change its practices and procedures in any material respect with respect to the collection of accounts receivable or offer to discount the amount of any account receivable or extend any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) with respect thereto, other than in the ordinary course of business;
          (j) fail to pay any Indebtedness or any other accounts payable as they become due, or change in any material respect its existing practices and procedures for the payment of Indebtedness or other accounts payable;
          (k) commence a lawsuit, administrative proceeding, mediation, arbitration or other similar proceeding other than relating to or arising out of this Agreement or the agreements and transactions contemplated hereby, other than actions for collection instituted in the ordinary course of business;
          (l) settle any Legal Proceeding;
          (m) reduce the amount of insurance coverage provided by existing insurance policies;
          (n) make any claim under or reduce the amount of any insurance coverage provided by existing insurance policies;
          (o) make any loan to, or enter into any transaction with, any of its Stockholders, directors, officers or employees, including any member of his or her immediate family or Affiliates, as applicable, other than transactions contemplated by this Agreement;
          (p) enter into any collective bargaining agreement;
          (q) declare, pay or set aside assets for any dividend or otherwise or declare or make any other distribution with respect to its capital stock, or purchase, redeem or acquire any shares of capital stock or other securities except as contemplated by this Agreement;
          (r) hire or terminate any management-level employee, or grant any bonus, commission or salary increase to any current employee outside the ordinary course of business;
          (s) accelerate, amend or change the period of exercisability or vesting of the Company Options or any Company Warrants, authorize cash payments in exchange for the Company Options or otherwise amend, waive or modify any of the terms or provisions of any Company Option or the Stock Plan, other than as contemplated by this Agreement;
          (t) make any payment or agreement relating to the surrender, cancellation, amendment or agreement not to exercise any stock option or warrant issued by the Company;
          (u) enter into any Material Contract; or
          (v) approve, propose, authorize any of, or commit or agree to take any of, the foregoing actions.

     5.2 Access and Information. Subject to Applicable Law, until the Closing or earlier termination of this Agreement pursuant to ARTICLE IX, the Company will afford to Parent, Merger Subsidiary and their representatives (including accountants and counsel), upon reasonable advance notice and during normal business hours, reasonable access to all properties, books, records, financial statements and Tax Returns of the Company and all other information with respect to their business, together with the opportunity to make copies of such books, records, financial statements and other documents and to discuss the business of the Company with such directors, officers and counsel for the Company as Parent or Merger Subsidiary may reasonably request for the purposes of familiarizing itself with the Company. Notwithstanding the foregoing provisions of this Section 5.2, the Company will not be required to grant access or furnish information to Parent, Merger Subsidiary or any of their representatives to the extent that such information (a) may be subject to an attorney/client or attorney work product privilege unless Parent or Merger Subsidiary, as applicable and if legally enforceable, agrees to enter into a common interest privilege agreement to protect such privilege or (b) consists of personnel records of the Company relating to medical histories or other information that in the Company’s good faith opinion is sensitive or the disclosure of which could subject the Company to risk of liability. All information provided pursuant to this Agreement will remain subject in all respects to the Confidentiality Agreement.
     5.3 Third Party Consents; Modifications and Termination of Contracts. After the date of this Agreement and prior to the Closing, the Company will use its best efforts to obtain each Consent under any Contract required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by the Company or the consummation of the transactions contemplated hereby or thereby. The Company shall use its best efforts to obtain the consents, terminations, modifications and amendments set forth on Schedule 5.3(i) and Schedule 5.3(ii) of each Contract set forth on such schedules and shall use commercially reasonable efforts to obtain the consents, terminations, modifications and amendments set forth on Schedule 5.3(iii) of each Contract set forth on such schedule.
     5.4 Notification of Certain Matters. The Company will give prompt notice to Parent of (a) the discovery of any event, condition, fact or circumstance that causes, caused, constitutes or constituted a breach in any material respect of any representation or warranty of the Company contained in this Agreement and (b) the failure of the Company to comply with or satisfy in any material respect any covenant to be complied with by it hereunder. No such notification will affect the representations and warranties of the parties or the conditions to their respective obligations hereunder.
     5.5 Company Transaction Costs. No later than three Business Days prior to the Closing Date, the Company shall provide an estimate of the amount, in the aggregate, of all unpaid Company Transaction Costs and shall provide Parent with a certificate setting forth (a) the identity of each Person that is to be paid any Company Transaction Costs; (b) the amount owed or to be owed to each such Person; and (c) the bank account and wire transfer information for each such Person.
     5.6 Pay-Off Letters. The Company shall prepare and deliver to the Parent the executed Pay-Off Letters stating the amount necessary to fully satisfy the Specified Debt set forth on Schedule 5.6 hereto no later than two (2) Business Days prior to the Closing Date, including (a) the amounts required to pay off in full at the Closing the Specified Debt owing to such creditor (including, but not limited to, the outstanding principal, accrued and unpaid interest and prepayment and other penalties); (b) upon payment or conversion of such amounts, a complete release of the Company, Parent, Merger Subsidiary and the Surviving Corporation; and (c) the commitment of such creditor to release all Liens, if any, which they may hold on any of the assets of the Company within a designated time period after the Closing Date, which Pay-Off Letters will be updated, as necessary, on the Closing Date. Each such creditor and the amount necessary to fully satisfy the Specified Debt owing to such creditor at the Closing shall be set forth by the Company on Section 3.6(ii) of the Disclosure Schedule.
     5.7 Acquisition Proposals.
          (a) No Solicitation. From the date hereof through the earlier of the termination of this Agreement or the Closing, without the prior consent of Parent, none of the Company or any of the officers, directors, agents or representatives of the Company, will, and the Company will cause its and its Affiliates’ employees, officers, directors, agents, stockholders and representatives not to (and will not authorize any of them to), directly or indirectly (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal with respect to the Company; (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to the Company; (iii) engage in discussions with any Person with respect to any Acquisition Proposal with respect to the Company, except as to the existence of these provisions; (iv) approve, endorse, recommend or submit to a vote of its stockholders any Acquisition Proposal with respect to the Company; or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to the Company. The Company represents and warrants to Parent that the Company has ceased any and all activities, discussions or negotiations with any third parties conducted on or prior to the date hereof with respect to any Acquisition Proposal with respect to the Company.
          (b) Notification of Unsolicited Acquisition Proposals. From the date hereof until the earlier of the termination of this Agreement or the Closing, promptly after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that it reasonably believes could lead to an Acquisition Proposal, the Company will provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a true and complete copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry; provided, however, that the Company shall not be required to disclose the purchase price offered in such Acquisition Proposal.
     5.8 Resignations of Directors and Officers. The Company will cause all of its directors and officers to deliver their written resignations to Parent, which resignations will be effective on or before the Closing and will be in form and substance reasonably satisfactory to Parent. Each such resignation will state that the Company is in no way indebted to or obligated to the resigning party for termination pay, loans or advances, or otherwise and that the Company is fully released from any and all indemnification obligations under the Company Charter Documents or any Contract, except to the extent covered by insurance.
     5.9 Employment Matters.
          (a) Parent may offer employment to individuals currently employed by the Company at Parent’s sole and absolute discretion and, except as otherwise specifically provided herein, shall not be obligated to hire all or any such individuals. If Parent determines to offer employment to any such individuals (such hired individuals, the “Hired Employees”), any such employment shall be solely on an “at will” basis and neither the Parent nor the Surviving Company shall have any obligations to continue employing such employees for any length of time thereafter.
          (b) The Company shall terminate all Company Benefit Plans intended to include a 401(k) arrangement (a “Company 401(k) Plan”), unless requested in writing by Parent no later than two (2) Business Days prior to Closing that such plan or plans shall not be terminated (the “Company 401(k) Plan Notice”). Unless Parent has provided such Company 401(k) Plan Notice, the Company shall provide Parent with evidence that each Company 401(k) Plan has been terminated effective no later than the day prior to the Closing Date pursuant to resolution of the Company’s Board of Directors (the form and substance of which shall be subject to reasonable review and approval by Parent). The Company shall also terminate any and all Company Benefit Plans set forth on Schedule 5.9(b) effective as of the Closing Date in accordance with Applicable Law. Parent shall provide the Company with Schedule 5.9(b) within a reasonable time prior to the Closing Date (and in any event no less than five (5) Business Days prior to the Closing Date) after the Company provides to allow the Company to terminate the plans in accordance with this Section 5.9(b). The Company shall provide Parent with evidence that such Company Benefit Plans have been terminated pursuant to resolution of the Company’s Board of Directors (the form and substance of which shall be subject to review and approval by Parent) not later than the Closing Date.
          (c) As of the Effective Time, all Hired Employees shall be permitted to participate in the plans, programs and arrangements of Parent and its Affiliates, subject to eligibility requirements, relating to compensation and employee benefits (each, a “Parent Benefit Plan”). Parent may satisfy this covenant by continuing coverage under Company Benefit Plans following the Effective Time. For purposes of the Parent Benefit Plans, other than any Parent 401(k) plan, each Hired Employee shall be credited with all years of service for which such Hired Employee was credited before the Effective Time under any comparable Company Benefit Plan to the extent permitted under such Parent Benefit Plans for purposes of eligibility and vesting only. Parent shall use commercially reasonable efforts to provide that no employees of the Company (or their dependents) shall be excluded from, or limited in, receiving any benefits or participating in a group health plan of Parent for which they would otherwise be eligible by reason of any waiting period, evidence of insurability requirement, pre-existing condition exclusion or similar limitation.
          (d) The Company shall take such actions as may be necessary to prepare disclosures necessary to submit to a vote of the stockholders of the Company for their approval the payment of any amount or the provision of any benefit that, separately or in the aggregate, would not be deductible by reason of Section 280G of the Code. The Company shall complete the preparation and submission contemplated pursuant to the preceding sentence in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q&A-7 of Section 1.280G-1 of such Treasury Regulations.
     5.10 Indemnification Agreements. The Company shall use commercially reasonable efforts to obtain countersigned Indemnification Agreements from each of the Stockholders prior to the Closing.
ARTICLE VI
MUTUAL COVENANTS
     6.1 Governmental Consents. Promptly following the execution of this Agreement, the parties will proceed to prepare and file with the appropriate Governmental Entities such Consents that are necessary, if any, in order to consummate the transactions contemplated by this Agreement and will diligently and expeditiously prosecute, and will cooperate fully with each other in the prosecution of, such matters.
     6.2 Tax Covenants.
          (a) Filing of Tax Returns; Tax Refunds and Benefits; Payment of Taxes. Parent shall prepare or cause to be prepared all Tax Returns of the Company required to be filed after the Closing Date for all Pre-Closing Tax Periods and all Straddle Periods. Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by Applicable Law. Not later than thirty days prior to the due date for filing any such Tax Return, Parent shall deliver or cause to be delivered a copy of such Tax Return, together with all supporting documentation and workpapers, to the Representative for its review and comment and Parent will consider in good faith the reasonable comments of the Representative. Parent will cause such Tax Return to be timely filed and will provide a copy to the Representative. Not later than five days prior to the due date for payment of Taxes with respect to any Tax Return for a Pre-Closing Tax Period or Straddle Period, the Stockholders shall pay to Parent its respective share of any such Taxes with respect to such Tax Return as determined in accordance with this Agreement that are Indemnified Tax Losses.
          (b) Proration of Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any Taxes that is attributable to any Pre-Closing Tax Period or the portion of the period ending on the Closing Date shall be:
               (i) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the Company ended with (and included) the Closing Date; provided, that (x) exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and
               (ii) in the case of Taxes that are imposed with respect to the assets or capital of the Company, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.
          (c) Cooperation on Tax Returns and Tax Proceedings. Parent, the Company, and the Representative shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company. Such cooperation shall, as applicable, include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Company, and the Representative agree (i) to retain, or cause to be retained, all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, shall allow the other party to take possession of such books and records. Notwithstanding the above, the control and conduct of any Tax Proceeding that is a Third-Party Claim shall be governed by Section 10.2.
          (d) Transfer Taxes. The Equityholders will be responsible for the payment of all transfer, sales, use, value added, goods and services, stamp, registration or other similar Taxes, if any, resulting from the transactions contemplated by this Agreement or any other Transaction Document (“Transfer Taxes”).
     6.3 Efforts To Consummate. Subject to the terms and conditions of this Agreement, each party to this Agreement shall act in good faith and use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, required under Applicable Law in order to consummate the transactions contemplated hereby as expeditiously as reasonably practicable, including (a) obtaining all Consents of any Person which are required for or in connection with the consummation of the transactions contemplated hereby and by the other Transaction Documents; (b) taking any and all reasonable actions necessary to satisfy the conditions to the other parties’ obligations hereunder as set forth in ARTICLE IX; and (c) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing. Each party hereto shall refrain from taking any action to frustrate, hinder or delay the satisfaction of closing conditions for the Closing of the transactions contemplated by this Agreement.

     6.4 Confidentiality. No party shall, and each will cause its Affiliates not to, disclose to any Person, either directly or indirectly, this Agreement, the Transaction Documents, the transactions to be performed in connection with this Agreement or the Transaction Documents, and the terms and conditions of each of the foregoing, unless otherwise required by Applicable Laws (in which case the disclosing party will provide sufficient advance written notice of such disclosure to allow the other party reasonable time to seek temporary, interim or permanent injunctions to such disclosure with the appropriate Governmental Entities), without the prior written consent of the other party; provided, that the parties hereto may disclose such information to its shareholders, directors, officers, employees, agents, financing sources or advisors (including attorneys, accountants and financial advisors) who need to know such information to consummate the transactions contemplated by this Agreement and who are bound by confidentiality obligations to such party of at least as high a standard as those imposed on such party under this Agreement, and provided further, that Parent may provide information concerning this Agreement and the transactions contemplated hereby, including delivery of copies of this Agreement or the Transaction Documents (i) to underwriters and others in connection with the registration of its securities under the Securities Act and any applicable state blue sky laws, as it may deem necessary or appropriate in connection with a proposed public offering of its securities, and (ii) as otherwise may be required (a) pursuant to the Securities Act or the Exchange Act, (b) pursuant to any listing agreement with any national securities exchange or the National Association of Securities Dealers, Inc. or (c) by law, and provided further, that the Representative may disclose such information to the Stockholders after the Closing who need to know such information in connection with the transactions contemplated by this Agreement, including matters described in any Notice of Claim, and who are bound by confidentiality obligations to the Representative of at least as high a standard as those imposed on Representative under this Agreement. After the Closing, Parent may provide information with respect to this Agreement and the transactions contemplated hereby, including the delivery of copies of this Agreement or the Transaction Documents as may be required under any Applicable Law or considered appropriate in connection with any proposed financing, transaction or other business matter undertaken by Parent. The Company acknowledges that the Parent Common Shares are publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to engage in any discussions, correspondence or transactions in the Parent Common Shares in violation of applicable securities laws.
     6.5 Books and Records. Following the Effective Time and for a period consistent with the record retention policies of Parent, Parent shall provide, or cause to be provided, to the Representative and its representatives with reasonable access, on-site or otherwise, for any reasonable purpose, during normal business hours, to applicable books and records of the Surviving Corporation pertaining to such reasonable purpose or claim not subject to the attorney-client privilege, work product doctrine, or other similar privilege (unless pursuant to a joint defense or similar agreement), including, but not limited to, accounting and Tax records, sales and purchase documents, notes, memoranda, test records and other electronic or written data pertaining to or relating to the period prior to the Effective Time.
     6.6 Assumption of In-the-Money Company Options. At the Effective Time, each In-the-Money Company Option that is unexpired, unexercised and outstanding as of the

Effective Time, whether vested or unvested, shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by Parent. Each such In-the-Money Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions (including, if applicable, the vesting arrangements and other terms and conditions set forth in the Stock Plan and the applicable stock option agreement) as are in effect immediately prior to the Effective Time, except that (i) such option shall be exercisable for that number of whole shares of Parent Common Shares equal to the product (rounded down to the next whole number of shares of Parent Common Shares, with no cash being payable for any fractional share eliminated by such rounding) of the number of shares of Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time and the Equity Exchange Ratio, and (ii) the per share exercise price for the shares of Parent Common Shares issuable upon exercise of such assumed option shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per share of Common Stock at which such option was exercisable immediately prior to the Effective Time by the Equity Exchange Ratio. It is the intent of the parties that to the extent permitted by applicable Law, all assumed options in respect of In-the-Money Company Options that prior to the Effective Time were treated as incentive or non-qualified stock options under the Code shall from and after the Effective Time continue to be treated as incentive or non-qualified stock options, respectively, under the Code and that all assumed In-the-Money Company Options shall be adjusted in a manner consistent with Section 409A of the Code. Promptly after the Closing Date, Parent shall issue to each Person who immediately prior to the Effective Time was a holder of an outstanding In-the-Money Company Option a document evidencing the foregoing assumption of such option by Parent. Within twenty (20) calendar days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) that will register the shares of Parent Common Stock subject to assumed In-the-Money Company Options and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses delivered with respect to such shares) for so long as such options remain outstanding.
     6.7 Tail Insurance. Prior to the Closing, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance policy in a form mutually acceptable to the Company and Parent (the “D&O Tail”) for the Company’s past and present directors and officers who are currently covered by the Company’s existing directors’ and officers’ liability insurance policy in effect on the date of this Agreement (the “Current D&O Policy”). The D&O Tail purchased by the Company shall provide such directors and officers with coverage for six (6) years from and after the Effective Time with respect to acts or omissions occurring at or prior to the Effective Time and shall contain terms and coverage amounts at least as favorable as the terms and coverage amounts of the Current D&O Policy. For the period of six (6) years from and after the Effective Time, Parent shall not, and shall cause the Surviving Corporation not to, cancel, amend or otherwise limit the D&O Tail or the Current D&O Policy. Prior to the Closing, the Company shall also purchase an extended reporting period endorsement under the Company’s existing errors & omissions professional liability policy in a form mutually acceptable to the Company and Parent (the “E&O Tail”). The E&O Tail shall provide coverage for three (3) years following the Effective Time with respect to claims made after the Effective Time that relate to events occurring during the coverage period of the Company’s existing errors & omissions professional liability policy (the “Current E&O Policy”) and shall contain terms and coverage amounts at least as favorable as the terms and coverage amounts of the Current E&O Policy.
ARTICLE VII
CONDITIONS PRECEDENT
     7.1 Conditions to Each Party’s Obligation. The respective obligations of the Company, Parent and Merger Subsidiary to effect the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived, in whole or in part, by the parties hereto:
          (a) Consents and Approvals. The Company, Parent and Merger Subsidiary shall have obtained from each Governmental Entity all approvals, waivers and Consents, if any, necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
          (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or any other Transaction Document shall be in effect.
          (c) Conduct of Business. No action will have been taken, nor any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) will have been enacted, by any Governmental Entity that has the effect of materially limiting or restricting Parent’s, Merger Subsidiary’s, any of their Affiliates or the Company’s conduct or operation of its business following the Closing, nor will any proceeding seeking any of the foregoing be pending or threatened.
          (d) No Action. No action shall have been taken, nor any statute, rule or regulation shall have been enacted, by any Governmental Entity that makes the consummation of the transactions contemplated by this Agreement or any other Transaction Document illegal.
     7.2 Conditions to Obligation of Parent and Merger Subsidiary. The obligation of Parent and Merger Subsidiary to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Parent:
          (a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (except for any portion of those representations and warranties that are qualified by Material Adverse Effect or materiality, which portion shall be true and correct in all respects) as of the date of this Agreement and (except to the extent such representations and warranties expressly speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.
          (b) Performance of Obligations of the Company. The Company shall have performed all obligations in all material respects required to be performed by it under this

Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.
          (c) Material Adverse Effect. No event or conditions shall have occurred prior to the Closing Date or be reasonably likely to occur on or after the Closing Date which, individually or in the aggregate with any other events or conditions, has had or is reasonably likely to have a Material Adverse Effect on the Company, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.
          (d) Consents Under Agreements. Parent shall have been furnished with evidence reasonably satisfactory to it of the Company’s receipt of each Consent or approval of (i) each Person that is a party to a Contract identified on Schedule 5.3(i) (including evidence of the payment of any required payment) and (ii) each Person whose Consent or approval will be required in order to permit the consummation of the transactions contemplated hereby, and such consent or approval will be in form and substance reasonably satisfactory to Parent.
          (e) Contract Modifications. The Company and each party to a Contract set forth on Schedule 5.3(ii) shall have executed and delivered terminations, amendments or modifications to each such Contract as described on Schedule 5.3(ii) in form and substance satisfactory to Parent in its reasonable discretion.
          (f) Stockholder Approval. The Requisite Stockholder Approval shall have been received and the holders of (i) a majority of the shares of Common Stock and Preferred Stock outstanding on the date of this Agreement, voting together as a class on an as converted basis, (ii) at least 95% of the shares of Common Stock outstanding on the date of this Agreement and (iii) all of the shares of Preferred Stock outstanding on the date of this Agreement, shall have approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, and no such approval and adoption shall have been withdrawn, rescinded or otherwise revoked.
          (g) Legal Opinion. Parent shall have received from Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to the Company, an opinion dated the Closing Date, in substantially the form attached hereto as Exhibit F.
          (h) Resignation of Directors and Officers. The directors and officers of the Company shall have delivered the resignation described in Section 5.8, and each such resignation shall be effective.
          (i) Proprietary Information Agreements. Parent shall have received a countersigned Proprietary Information Agreement in the form of Exhibit G attached hereto from each employee who has accepted an offer to continue as an employee of the Company after the Closing.
          (j) Certificates of Good Standing. The Company will have provided Parent with a certificate, dated no more than 10 days prior to Closing, from the Secretary of State of the State of Delaware, the Secretary of State of the State of California and each other jurisdiction in which the Company is organized or qualified to do business, as to the Company’s good standing.

          (k) Company Benefit Plan Termination. Parent shall have received the evidence of the terminations contemplated by Section 5.9, including the termination of each Company 401(k) Plan (unless the Company has delivered and not revoked the Company 401(k) Plan Notice).
          (l) Indemnification Agreements. Parent shall have received countersigned Indemnification Agreements from the Stockholders holding a majority of the shares of Common Stock and Preferred Stock (on an as-converted to Common Stock basis) as of immediately prior to the Effective Time.
          (m) Section 280G Stockholder Approval. If applicable, each Disqualified Individual shall have entered into a Parachute Payment Waiver. Any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code shall have been submitted for approval by such number of stockholders of the Company as is required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code and either such approval shall have been obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q&A-7 of Section 1.280G-1 of such Treasury Regulations, or, in the absence of such stockholder approval, none of those payments or benefits shall be paid or provided, pursuant to the Parachute Payment Waivers.
          (n) Employment Agreements. Parent shall have received a fully executed Employment Agreement from each of the Key Employees in the form approved by Parent and the respective employee.
          (o) Significant Owner Agreement. Parent shall have received a fully executed Significant Owner Agreement from the Significant Owner.
          (p) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered at the Closing by the Company pursuant to Section 8.2(b) of this Agreement shall have been delivered.
          (q) Restricted Shares Agreement. Parent shall have received fully executed from each of John Helm and the John H. Helm Revocable Trust a Restricted Shares Agreement in the form set forth in Exhibit I (the “Restricted Shares Agreement”).
          (r) Registration Rights Agreement. John Helm and John H. Helm Revocable Trust shall have executed and delivered to Parent the Registration Rights Agreement in the form set forth in Exhibit J (the “Registration Rights Agreement”).
          (s) Release Agreements. Parent shall have received a fully executed Release Agreement in the form set forth in Exhibit K from each of the Specified Owners set forth in Schedule 7.2(s).
          (t) IP Assignment and Release Agreements. Parent shall have received a fully executed IP Assignment and Release Agreement in the form set forth in Exhibit L from each of the Specified Owners set forth on Schedule 7.2(t) and each of the Key Employees.

          (u) Pay-Off Letters. Parent will have received from each Person set forth on Schedule 5.6, a Pay-Off Letter, in the form and substance reasonably satisfactory to Parent in its sole discretion, addressed to Parent and the Company and signed by the Person to receive such payment.
          (v) Errors & Omissions Insurance. The Company shall have purchased the E&O Tail.
          (w) Parent Board Consent. The Board of Directors of Parent shall have approved and adopted this Agreement, the Merger and the other transactions contemplated hereby.
          (x) Lender Consent. The requisite lenders’ consent under that certain Credit Agreement dated as of September 3, 2009 to which Parent is a party (as amended, restated, modified or supplemented from time to time) shall have obtained for the Merger and the other transactions contemplated hereby.
          (y) ILS Due Diligence. Parent shall have completed internet listing service due diligence satisfactory to Parent in its sole discretion.
          (z) Escrow Agreement. Parent shall have received a fully executed Escrow Agreement in the form set forth on Exhibit M from the Representative and the Escrow Agent.
     7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Company:
          (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct in all material respects (except for any portion of those representations and warranties that are qualified by Material Adverse Effect or materiality, which portion shall be true and correct in all respects) as of the date of this Agreement and (except to the extent such representations and warranties expressly speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time. The Company shall have received a certificate signed on behalf of Parent by an authorized representative to such effect.
          (b) Performance of Obligations of Parent and Merger Subsidiary. Each of Parent and Merger Subsidiary shall have performed in all material respects all obligations required to be performed respectively by them under this Agreement at or prior to the Effective Time. The Company shall have received a certificate signed on behalf of Parent and Merger Subsidiary by an authorized representative to such effect.
          (c) Certificates of Good Standing. Parent will have provided the Company with a certificate, dated no more than 10 days prior to Closing, from the Secretary of State of the jurisdiction of incorporation as to the Parent’s and Merger Subsidiary’s good standing.

          (d) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered at Closing by Parent and Merger Subsidiary pursuant to Section 8.2(a) of this Agreement shall have been delivered.
          (e) Registration Rights Agreement. John Helm and the John H. Helm Revocable Trust shall have received fully executed from Parent a Registration Rights Agreement in the form set forth as Exhibit J.
ARTICLE VIII
CLOSING
     8.1 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to ARTICLE IX, and subject to the satisfaction or waiver of the conditions set forth in ARTICLE VII, the closing of the Merger (the “Closing”) shall take place at the offices of Parent on August 24, 2011 unless another date, time or place is mutually agreed to in writing by Parent and the Company; provided that, any party hereto may participate remotely in the Closing by electronic delivery of documents and/or funds. If any of the conditions set forth in ARTICLE VII are not satisfied or waived at the time the Closing is to occur pursuant to this Section 8.1, Parent or the Company may, by notice to the other, adjourn the Closing to a date specified in that notice (but not later than the earlier of (a) the second Business Day after the conditions set forth in ARTICLE VII have been so satisfied or waived and (b) the Termination Date); provided, however, that no extension by Parent pursuant to this sentence shall impair the Company’s rights under Section 9.1(f).
     8.2 Actions to Occur at Closing.
          (a) At the Closing, Parent and Merger Subsidiary shall deliver or pay, as the case may be, the following in accordance with the applicable provisions of this Agreement:
               (i) Closing Payments. To the Stockholders and the other payees identified in Section 2.11, by wire transfers of immediately available funds, subject to Section 2.11, the payments required to be made by Parent under Section 2.11(a);
               (ii) Certificates. The certificates described in Sections 7.3(a) and 7.3(b);
               (iii) Secretary’s Certificate. A certificate executed by the secretary of each of the Parent and Merger Subsidiary certifying that attached thereto are true and complete copies of the resolutions of the Parent’s and Merger Subsidiary’s board of directors, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, which resolutions shall not have been modified, rescinded or revoked; and
          (b) At the Closing, the Company shall deliver to Parent the following:
               (i) Certificate. The certificates described in Sections 7.2(a), 7.2(b) and 7.2(c);

               (ii) Secretary’s Certificate. A certificate executed by the secretary of the Company certifying that attached thereto are: (A) true and complete copies of the resolutions of the Company’s board of directors, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, which resolutions shall not have been modified, rescinded or revoked; and (B) specimen signatures of the officers of the Company authorized to sign this Agreement and the other Transaction Documents contemplated hereby.
               (iii) Closing Capitalization Schedule. A spreadsheet which will be certified as complete and correct by the Chief Executive Officer of the Company as of the Closing setting forth (A) each Stockholder, the respective addresses of each Stockholder as set forth on the stock records of the Company, the number of Outstanding Shares held of record by each Stockholder, the date of acquisition and, with respect to Shares acquired on or after January 1, 2011, the tax basis; (B) each Company Option holder, the respective addresses of each Company Option holder as set forth on the stock records of the Company, the number of shares of Common Stock vested immediately prior to the Effective Time, including each Company Option that vests contingent upon the Merger, and issuable immediately prior to the Effective Time under the Company Options held by each such Company Option holder, and the number of shares of Common Stock unvested immediately prior to the Effective Time, and the vesting schedule for such unvested shares; (C) the Pro Rata Share of each Stockholder; (D) the Applicable Cash Percentage, Cash Percentage and Stock Percentage (each as defined in the Escrow Agreement); and (E) the amount payable to each Stockholder pursuant to Section 2.11(a)(iii) (the “Closing Capitalization Schedule”);
               (iv) Certificate of Non-Foreign Status. Either (i) a certificate of non-foreign status of each Stockholder that meets the requirements of Treasury Regulation Section 1.1445-2(b)(2) or (ii) a certificate by the Company to the effect that the Company is not, and has not been during the applicable time period set forth in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation and, accordingly, the securities of the Company are not U.S. real property interests, that meets the requirements of Treasury Regulation Section 1.1445-2(c)(3); and
               (v) Corporate Records. The original minute book and stock ledger of the Company.
          (c) Pursuant to Section 2.2, the Company and Parent shall cause the Certificate of Merger to be properly executed and filed with the Secretary of State of the State of Delaware.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
     9.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing;
          (a) By the mutual written consent of Parent and the Company;
          (b) By Parent, in the event of any breach in any material respect by the Company of any of its representations, warranties, covenants or agreements contained herein and, in the case of any breach of any covenant hereunder, either (i) such breach cannot be cured or (ii) if it can be cured, such breach has not been cured prior to the first to occur of (x) 5:00 p.m. (Central Time) on the date that is 20 days following receipt by the Company of written notice of such breach or (y) 5:00 p.m. (Central Time) on the date immediately preceding the Termination Date;
          (c) By the Company, in the event of any breach in any material respect by Parent or Merger Subsidiary of any of Parent’s or Merger Subsidiary’s representations, warranties, covenants or agreements contained herein and, in the case of any breach of any covenant hereunder, either (i) such breach cannot be cured or (ii) if it can be cured, such breach has not been cured prior to the first to occur of (x) 5:00 p.m. (Central Time) on the date that is 20 days following receipt by the breaching party of written notice of such breach or (y) 5:00 p.m. (Central Time) on the date immediately preceding the Termination Date;
          (d) By Parent or the Company, if any court of competent jurisdiction in the United States or other Governmental Entity will have issued a final and non-appealable order, decree or ruling permanently restraining, rejoining or otherwise prohibiting the consummation of any material transaction contemplated herein;
          (e) By Parent, if the Requisite Stockholder Approval has not been received within twenty four (24) hours following the execution hereof;
          (f) By the Company, if the conditions set forth in Section 7.2(w), (x) or (y) have not been satisfied or waived by Parent within five (5) days following the execution hereof; or
          (g) By Parent or the Company, if at 5:00 p.m. (Central Time) on the date which is 90 days from the date hereof (the “Termination Date”) any condition to Closing has not then been satisfied or waived, unless such date is extended by the written agreement of Parent and the Company; provided that the right to terminate this Agreement shall not be available to any party whose breach of any provision of this Agreement has resulted in the failure of the transactions contemplated hereby to occur on or before the Termination Date.
     9.2 Notice of Termination. Any party to this Agreement desiring to terminate this Agreement pursuant to Section 9.1 will give written notice of such termination to the other parties to this Agreement.
     9.3 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will be terminated without further liability of any party to the other; provided, that nothing herein will relieve any party from liability for its breach of this Agreement prior to such termination.
ARTICLE X
INDEMNIFICATION
     10.1 Indemnification by the Stockholders. Subject to the provisions of this ARTICLE X, from and after the Closing: each Indemnifying Party, severally and not jointly, pro rata in accordance with such Indemnifying Party’s Pro Rata Share, shall indemnify and hold harmless the Indemnified Parties from and against any and all Indemnified Losses; provided, however, that except with respect to claims for fraud, willful misconduct or intentional misrepresentation, the indemnification obligation of each Indemnifying Party shall not exceed the aggregate consideration (including such Indemnifying Party’s Pro Rata Share of the Escrow Amount) received by such Indemnifying Party pursuant to this Agreement. All materiality qualifications contained in the Company’s representations and warranties made in ARTICLE III of this Agreement or any other Transaction Document, including the term “Material Adverse Effect,” will be taken into account under this ARTICLE X solely for purposes of determining whether a breach or violation of such representation or warranty has occurred for which an indemnity obligation exists. Without limiting the generality of the foregoing, all such materiality qualifications will be ignored and not given effect for purposes of determining the amount of any Indemnified Losses resulting from any such breach or violation.
     10.2 Defense of Third Party Claims. An Indemnified Party will give prompt written notice to the Representative and the Escrow Agent of the commencement or assertion of any Legal Proceeding by any Person who is not a party hereto or an Affiliate of a party hereto (or a successor to a party hereto or an Affiliate of a successor to a party hereto) (collectively, a “Third Party Action”) in respect of which such Indemnified Party may seek indemnification hereunder. Each such notice shall set forth in reasonable detail (i) the nature of the claim, (ii) if ascertainable, the amount of the claim and (iii) if the claim amount is not ascertainable, a good faith estimate thereof. Subject to limitations set forth this ARTICLE X and in Section 12.1, any failure so to notify the Representative and the Escrow Agent will not relieve the Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this ARTICLE X except to the extent the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnified Party will be entitled to have sole control over, and the Representative will not be entitled to control (but will be entitled to participate at its own expense in), the defense, settlement, compromise, admission, and acknowledgment of any Third Party Action. In the event that none of the Indemnified Parties elects to defend a Third Party Action, the Representative may defend such Third Party Action at the sole cost and expense of the Indemnifying Party with counsel selected by the Representative, and in such event, neither the Indemnifying Party nor the Representative shall have any right to settle or compromise such Third Party Action without the prior written consent of Parent and, if different from Parent, the Indemnified Party against whom the Third Party Action has been asserted, which consent shall not be unreasonably conditioned, delayed or withheld. The parties hereto will extend reasonable cooperation in connection with the defense of any Third Party Action pursuant to this ARTICLE X and, in connection therewith, will furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.
     10.3 Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 10.2 because no Third Party Action is involved, the Indemnified Party will notify the Representative and the Escrow Agent in writing of any Indemnified Losses which such Indemnified Party claims are subject to indemnification under the terms hereof. Each such notice shall set forth in reasonable detail (i) the nature of the claim, (ii) to the extent ascertainable, the amount of the Indemnified Losses and (iii) to the extent the amount of the Indemnified Losses is not ascertainable, a good faith estimate thereof. Subject to the limitations set forth in this ARTICLE X and in Section 12.1, the failure of the Indemnified

Party to exercise promptness in such notification will not amount to a waiver of such claim unless the resulting delay materially and adversely prejudices the position of the Indemnifying Party with respect to such claim.
     10.4 No Circular Recovery; No Contribution. Representative hereby agrees that it will not, and no Stockholder shall, make any claim for indemnification or advancement of expenses against Parent or the Surviving Corporation by reason of the fact that such Stockholder was a controlling person, director, officer, stockholder, employee, agent or representative of the Company or was serving as such for another Person at the request of the Company (whether such claim is pursuant to any statute, Charter Document, contractual obligation or otherwise) with respect to any claim brought by an Indemnified Party in accordance with this Agreement. Effective as of the Closing, the Representative, on behalf of itself and each Stockholder, expressly waives and releases any and all right of subrogation, contribution, advancement, indemnification or other claim against Parent or the Surviving Corporation.
     10.5 Procedures for Claims; Payment of Escrow Amount.
          (a) Notice of Claim. An Indemnified Party shall give notice of an indemnification claim pursuant to Section 10.2 or Section 10.3 (a “Notice of Claim”) to the Representative specifying (in addition to the information required under Section 10.2 or Section 10.3) that the Indemnified Party has directly or indirectly incurred, paid or properly accrued (in accordance with GAAP) or, in good faith, believes it shall have to directly or indirectly incur, pay or accrue (in accordance with GAAP), Indemnified Losses in an aggregate stated amount arising from such indemnification claim (which amount may, at the sole discretion of the Indemnified Party, be the amount of damages claimed by a third party in an action brought against any Indemnified Party based on alleged facts which would give rise to liability for Indemnified Losses under this ARTICLE X). Each Notice of Claim given shall be resolved as follows:
               (i) Uncontested Claims. If, within twenty (20) Business Days after a Notice of Claim is received, the Representative does not contest such Notice of Claim in writing as provided in Section 10.5(a)(ii), the Stockholders shall be conclusively deemed to have agreed that the matters set forth in the Notice of Claim constitute a matter for which the Indemnified Parties are entitled to be indemnified pursuant to this ARTICLE X, and the Representative and the Indemnified Party shall promptly deliver instructions to the Escrow Agent to disburse to the Indemnified Party from the Escrow Account the amount specified by the Indemnified Party in such Notice of Claim.
               (ii) Contested Claims. If the Representative gives the Indemnified Party written notice contesting all or any portion of a Notice of Claim within the twenty (20) Business Day period specified in Section 10.5(a)(i) (a “Contested Claim”), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by the Representative and the Indemnified Party or (ii) in the absence of such a written settlement agreement within thirty (30) Business Days following receipt of the written notice, by binding arbitration between the Representative and Indemnified Party in accordance with the terms and provisions of Section 12.17. The Representative and the Indemnified Party shall endeavor in good faith to resolve any Contested Claim within the thirty (30) Business Day period following receipt of the written notice of the Contested Claim prior to submitting such claim to arbitration. The Representative and the Indemnified Party shall promptly deliver instructions to the Escrow Agent to disburse to the Indemnified Party from the Escrow Account the amount specified in such written settlement agreement or pursuant to such arbitration, as applicable. For purposes of this Section 10.5(a)(ii), in any proceeding hereunder and pursuant to Section 12.17, the Parent or other Indemnified Party shall be deemed to be the prevailing party if the arbitrator awards the Parent or other Indemnified Party one-half or more of the amount in dispute immediately prior to the decision of the arbitrator; if the arbitrator awards the Parent or other Indemnified Party less than one-half of the amount in dispute immediately prior to the decision of the arbitrator, the Representative shall be deemed to be the prevailing party. The non-prevailing party to a suit shall pay its own expenses and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the arbitration.
     (b) Notwithstanding the foregoing, the Indemnified Parties shall be entitled to distributions from the Escrow Account upon submission to the Escrow Agent by the Parent, on behalf of one or more Indemnified Parties, of a request for payment (the “Payment Request”) of the amount of Indemnified Losses incurred, paid or properly accrued (in accordance with GAAP) arising out of, relative to, or in connection with (1) clause (c)(iv) of the definition of Indemnified Losses, (2) a Third Party Action, (3) any Indemnified Tax Losses or (4) any Indemnified Representation Losses in connection with, or related to, or arising out of any breach or default of a representation or warranty contained in Section 3.2 or Section 3.16(n). Upon receipt of a Payment Request, the Escrow Agent shall distribute the amount requested in the Payment Request without the requirement of any instruction by the Representative or any other Person. Within three Business Days after the Payment Request is submitted by Parent, Parent shall send to the Representative a copy of such Payment Request and, pursuant to Section 10.5(a), a Notice of Claim covering the Indemnified Losses specified in such Payment Request. If, within twenty (20) Business Days after such Notice of Claim is received, the Representative does not contest such Notice of Claim as provided below in this Section 10.5(b), the Stockholders shall be conclusively deemed to have agreed that the matters set forth in such Notice of Claim constitute a matter for which the Indemnified Parties are entitled to indemnification pursuant to this ARTICLE X. If the Representative gives the Indemnified Party written notice contesting all or any portion of such Notice of Claim within the twenty (20) Business Day period after such Notice of Claim is received (a “Contested Third Party Action Claim”), then such Contested Third Party Action Claim shall be resolved by either (i) a written settlement agreement executed by the Representative and the Indemnified Party or (ii) in the absence of such a written settlement agreement within thirty (30) Business Days following receipt of the written notice, by binding arbitration between the Representative and Indemnified Party in accordance with the terms and provisions of Section 12.17. The Representative and the Indemnified Party shall endeavor in good faith to resolve any Contested Third Party Action Claim within the thirty (30) Business Day period following receipt of the written notice of the Contested Third Party Action Claim prior to submitting such claim to arbitration. For purposes of this Section 10.5(b), in any proceeding hereunder and pursuant to Section 12.17, the Parent or other Indemnified Party shall be deemed to be the prevailing party if the arbitrator awards the Parent or other Indemnified Party one-half or more of the amount in dispute immediately prior to the decision of the arbitrator; if the arbitrator awards the Parent or other Indemnified Party less than one-half of the amount in dispute immediately prior to the decision of the arbitrator, the Representative shall be deemed to be the prevailing party. The non-prevailing party to a suit shall pay its own expenses and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the arbitration.
          (c) Distributions. On the first anniversary of the Closing Date, the Escrow Agent will distribute to the Stockholders an amount equal to (i) one-half of the Escrow Amount, minus (ii) the amount, if any, distributed to Parent and subtracted from the Escrow Amount pursuant to Section 2.14(b), minus (iii) the amount of all Indemnified Losses that have been distributed to the Indemnified Parties as of such date, minus (iv) all amounts for which an Indemnified Party has delivered notice of an indemnification claim pursuant to Section 10.2 or Section 10.3 and which have not been distributed to an Indemnified Party from the Escrow Account by the Escrow Agent. On the date that is eighteen (18) months following the Closing Date, the Escrow Agent will distribute to the Stockholders an amount equal to (i) the balance of the Escrow Amount remaining in the Escrow Account as of such date, minus (ii) all amounts for which an Indemnified Party has delivered notice of an indemnification claim pursuant to Section 10.2 or Section 10.3 and which have not been distributed to an Indemnified Party from the Escrow Account by the Escrow Agent. Any portion of the Escrow Amount delivered out of the Escrow Account to the Stockholders pursuant to this Section 10.5(c) shall be delivered by the Escrow Agent to the Stockholders in proportion to their respective Pro Rata Shares of such remaining amounts in the Escrow Account.
     10.6 Indemnification Limits.
          (a) Subject to Section 10.6(b), except with respect to (a) claims for fraud, willful misconduct or intentional misrepresentation, (b) claims for breaches of any representations and warranties contained in Sections 3.2 (Capital Structure), 3.3 (Authority and Due Execution) 3.8 (Taxes), 3.13 (Brokers’ and Finders’ Fees) and 3.16 (Employee Benefit Plans) (collectively, the “Fundamental Representation Claims”), and (c) claims for the Company’s, the Representative’s or any Equityholder’s breach of or failure to perform any covenant in this Agreement or the Escrow Agreement (together with the Fundamental Representation Claims, the “Fundamental Claims”), (i) the Escrow Amount is the sole source of recovery available to satisfy any indemnification claim for Indemnified Losses pursuant to this ARTICLE X and (ii) the Indemnified Parties shall not be entitled to indemnification pursuant to this ARTICLE X for any Indemnified Losses unless and until the aggregate amount of all Indemnified Losses exceeds $100,000.00 (the “Minimum Loss”); provided, after the Minimum Loss is exceeded, the Indemnified Parties shall be entitled to be paid the entire amount of any Indemnified Losses, including the Minimum Loss, subject to the limitations on recovery set forth in this Section 10.6. With respect to Fundamental Claims, the Indemnified Parties shall not be entitled to indemnification pursuant to this ARTICLE X for Indemnified Losses in excess of the Total Merger Consideration. Notwithstanding anything to the contrary herein, with respect to claims for fraud, willful misconduct or intentional misrepresentation, the Indemnified Parties shall be entitled to indemnification for all Indemnified Losses, without limitation; provided, however, that no Stockholder shall be liable for the fraud, willful misconduct or intentional misrepresentation of any other Stockholder acting in such Stockholder’s capacity as an individual and not on behalf of the Company.
          (b) Notwithstanding the foregoing, with respect to claims for breaches of any representations and warranties contained in Sections 3.7 (Litigation) and 3.10 (Intellectual

Property and Related Matters), to the extent John Helm had Knowledge prior to the Closing of such claim, breach or facts and circumstances giving rise to such claim or breach, the Indemnified Parties shall be entitled to indemnification from John Helm for the amount of any Indemnified Losses in excess of the Escrow Amount, up to the aggregate portion of the Total Merger Consideration received by John Helm and the John H. Helm Revocable Trust pursuant to this Agreement minus the aggregate amount of the Total Merger Consideration, net of applicable Taxes, payable to John Helm and the John H. Helm Revocable Trust that was contributed to the Escrow Account on their behalf.
     10.7 Characterization of Indemnity Payments. Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under Applicable Law, as adjustments to the purchase price hereunder for all Tax purposes.
ARTICLE XI
THE REPRESENTATIVE
     11.1 Authorization of the Representative.
          (a) Each Stockholder, upon voting for the approval or consenting to the transactions contemplated hereby, will have appointed the Representative, or his designee or successor (as appointed in writing), who is authorized and empowered to act as the agent of the Stockholders in connection with, and to facilitate the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents, and in connection with the activities to be performed on behalf of the Stockholders under this Agreement, for the purposes and with the powers and authority hereinafter set forth in this ARTICLE XI, which will include the full power and authority:
               (i) to take such actions and to execute and deliver such amendments, modifications, waivers and consents in connection with this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby as the Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement and the other Transaction Documents;
               (ii) as the Representative of the Stockholders, to enforce and protect the rights and interests of the Stockholders and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement and each other Transaction Document and, in connection therewith, to (A) resolve all questions, disputes, conflicts and controversies concerning (x) the determination of any amounts pursuant to ARTICLE II and (y) indemnification claims pursuant to ARTICLE X; (B) employ such agents, consultants and professionals, to delegate authority to its agents, to take such actions and to execute such documents on behalf of the Stockholders in connection with ARTICLE II and ARTICLE X and the Transaction Documents as the Representative, in its reasonable discretion, deems to be in the best interest of the Stockholders; (C) assert or institute any claim, action, proceeding or investigation; (D) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, any Indemnified Party, or any other Person, against the Representative and/or the Stockholders, and receive process on behalf of any or all Stockholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, give receipts, releases and discharges on behalf of all of Stockholders with respect to any such claim, action, proceeding or investigation; (E) file any proofs, debts, claims and petitions as the Representative may deem advisable or necessary; (F) settle or compromise any claims asserted under ARTICLE II or ARTICLE X; (G) assume, on behalf of all of Stockholders, the defense of any claim that is the basis of any claim asserted under ARTICLE II or ARTICLE X; and (H) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing claims, actions, proceedings or investigations, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have liability for any failure to take such any action;
               (iii) to enforce payment of any amounts payable to Stockholders, in each case on behalf of Stockholders, in the name of the Representative;
               (iv) to authorize, if required, the reduction and offset against the Escrow Amount the full amount of any Indemnified Loss in favor of any Indemnified Party pursuant to ARTICLE X and also any other amounts to be paid to Parent pursuant to this Agreement;
               (v) to waive or refrain from enforcing any right of any Stockholder and/or of the Representative arising out of or under or in any manner relating to this Agreement or any other Transaction Document; and
               (vi) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute direction, may consider necessary or proper or convenient in connection with or to carry out the activities described in paragraphs (i) through (v) above and the transactions contemplated by this Agreement and the other Transaction Documents.
          (b) Parent, the Indemnified Parties, the Company and each of their Affiliates will be entitled to rely exclusively upon the communications of the Representative relating to the foregoing as the communications of the Stockholders. None of such Persons will be held liable or accountable in any manner for any act or omission of the Representative in such capacity.
          (c) The grant of authority provided for in this Section 11.1 (a) is coupled with an interest and is being granted, in part, as an inducement to the Company and Parent to enter into this Agreement and will be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Stockholder and will be binding on any successor thereto, and (b) will survive any distribution from the Escrow Account. Each Stockholder, by voting for the approval of or consenting to the transactions contemplated hereby, will have agreed to receive correspondence from the Representative, including in electronic form.
          (d) If the Representative shall die, be removed, become disabled, resign or otherwise be unable to fulfill its responsibilities hereunder, the Stockholders shall, within 10 days after such death, removal, disability, resignation or inability, appoint a successor to the

Representative and immediately upon or prior to such appointment notify Parent of the identity of such successor. Any such successor shall succeed the former Representative as the Representative hereunder.
     11.2 Compensation; Expense Fund; Exculpation; Indemnity.
          (a) Any fee, commission or other compensation for the performance of the Representative’s service hereunder shall be borne by the Stockholders.
          (b) Cash in the amount of $250,000 in the aggregate otherwise payable to the Stockholders upon the Closing (the “Representative Expense Amount”) shall be withheld as provided in Section 2.12 and paid directly to the Representative, on behalf of the Stockholders, as a fund for the fees and expenses of the Representative incurred in connection with this Agreement (the “Representative Expense Account”), with any balance of the Representative Expense Amount not incurred for such purposes to be returned to the Stockholders in proportion to their Pro Rata Share of the Representative Expense Amount. The Stockholders shall not receive interest or other earnings on the Representative Expense Amount and the Stockholders irrevocably transfer and assign to the Representative any ownership right that they may have in any interest that may accrue on funds held in the Representative Expense Amount. The Stockholders acknowledge that the Representative is not providing any investment supervision, recommendations or advice. The Representative agrees that the Representative Expense Amount shall be held in a bank account, and shall be deposited in one or more accounts at one or more banks, each of which shall be a commercial bank with capital exceeding $500,000,000. The Stockholders agree that the Representative shall have no responsibility or liability for any diminution of the Representative Expense Amount which may result from any deposits made pursuant to the foregoing sentence, including any loss resulting from a default by a bank or any other credit losses (whether or not resulting from such default) or other losses on any deposit required to be liquidated in order to make a payment required hereunder, other than as a result of the Representative’s gross negligence or willful misconduct. For tax purposes, the Representative Expense Amount shall be treated as having been received and voluntarily set aside by the Stockholders at the time of Closing. The Stockholders agree that the Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Expense Amount. As soon as practicable following the release in full of the Escrow Amount under the terms set forth herein and in the Escrow Agreement, the Representative shall disburse the balance of the Representative Expense Amount to the Stockholders based on such Stockholders’ Pro Rata Shares. If any tax reporting is required with respect to the ultimate distribution of any balance of the Representative Expense Amount, then the Representative will provide to Parent or its designated agent, upon request, information regarding the amounts distributed to each Stockholder, to be used by Parent or its agent in completing any required tax reporting. Any portion of the Representative Expense Amount that remains undeliverable or unclaimed after six (6) months of the initial delivery attempt shall promptly be paid to Parent and handled in the same manner as other unclaimed funds as provided in this Agreement.
          (c) In dealing with this Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder or thereunder, (i) the Representative will not assume any, and will incur no, responsibility whatsoever to any Stockholders by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or any other Transaction Document, unless by the Representative’s gross negligence or willful misconduct, and (ii) the Representative will be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice will in no event subject the Representative to liability to any Stockholder unless by the Representative’s gross negligence or willful misconduct.
          (d) Each Stockholder by voting for the approval of or consenting to the transactions contemplated hereby will have agreed to, severally, indemnify the Representative and its members, managers, successors and assigns, which indemnification shall be paid by such Stockholders in accordance with such Stockholder’s Pro Rata Share, against all damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against it, of any nature whatsoever, arising out of or in connection with any claim or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder, under a Transaction Document or otherwise, except for such damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against the Representative that are finally adjudicated to arise from the Representative’s gross negligence or willful misconduct, including the willful breach of this Agreement or a Transaction Document. The foregoing indemnification shall not be deemed exclusive of any other right to which the Representative may be entitled apart from the provisions hereof. In the event of any indemnification under this Section 11.2(d), each Stockholder shall promptly deliver to the Representative full payment of his, her or its ratable share of such indemnification claim. If not paid directly to the Representative by the Stockholders, any such losses, liabilities or expenses may be recovered by the Representative from the funds in the Representative Expense Account; provided that while this section allows the Representative to be paid from the Representative Expense Account, this does not relieve the Stockholders from their obligation to promptly pay such liabilities, claims, obligations, costs or expenses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise with respect to the Stockholders.
          (e) All of the indemnities, immunities and powers granted to the Representative under this Agreement will survive the Closing and/or any termination of this Agreement.
          (f) Each Stockholder by voting for the approval of or consenting to the transactions contemplated hereby will have acknowledged, that the remedies available at law for any breach of the provisions of this Section 11.2 are inadequate and, therefore, the Representative shall be entitled to temporary and permanent injunctive relief without the necessity of providing damages or posting a bond if the Representative brings an action to enforce the provisions of this Section 11.2.

ARTICLE XII
GENERAL PROVISIONS
     12.1 Survival of Representations, Warranties, and Covenants. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, each of the representations and warranties made in ARTICLE III by the Company and ARTICLE IV by the Parent and Merger Subsidiary will survive the Closing as provided below. The representations and warranties set forth in this Agreement will terminate at 11:59 p.m. (Pacific Time) on the 18-month anniversary of the Closing Date; provided, that such time limitation will not apply to any of the following claims or to an Indemnified Party’s rights to recover on such claims, and any representations and warranties relating thereto will survive until the date that is 30 days after the expiration of the applicable statute of limitations for: (a) claims for fraud, willful misconduct or intentional misrepresentation and (b) Fundamental Representation Claims. Following the date of termination of a representation or warranty, no claim can be brought with respect to a breach of such representation or warranty, but no such termination will affect any claim for a breach of a representation or warranty that was asserted before the applicable date of termination. Each of the covenants and agreements contained in this Agreement and each other Transaction Document that are intended to survive the Closing, will survive the Closing pursuant to their respective terms and conditions.
     12.2 Reasonable Efforts; Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, deeds, bills of sale, assignment or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm or record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger. Subject to the terms and conditions of this Agreement, each party to this Agreement after the Effective Time shall act in good faith and use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, required under Applicable Laws in order to give effect to the transactions contemplated hereby as expeditiously as reasonably practicable.
     12.3 No Waiver Relating to Claims for Fraud. The liability of any party under ARTICLE X will be in addition to, and not exclusive of, any other liability that such party may have at law or equity based on such party’s fraudulent acts or omissions, willful misconduct or intentional misrepresentation. None of the provisions set forth in this Agreement, including the provisions set forth in ARTICLE X, will be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity based on any other party’s fraudulent acts or omissions, willful misconduct or intentional misrepresentation, nor will any such provisions limit, or be deemed to limit, (a) the amounts of recovery sought or awarded in any such claim for fraud, willful misconduct or intentional misrepresentation; or (b) the recourse which any such party may seek against another party with respect to a claim for fraud, willful misconduct or intentional misrepresentation; provided, that with respect to such rights and remedies at law or equity, the parties further acknowledge and agree that none of the provisions of this Section 12.3, nor any reference to this Section 12.3 throughout this Agreement, will be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, willful misconduct or intentional misrepresentation, including defenses of statutes of limitations or limitations of damages.
     12.4 Amendment and Modification. This Agreement may be amended or modified by the parties hereto in writing signed by Parent, Merger Subsidiary, the Company and the Representative, provided, that no amendment shall be made which by Applicable Law requires further approval by a party’s stockholders without such further approval.
     12.5 Waiver of Compliance. Any failure of Parent or Merger Subsidiary, on the one hand, or the Company (prior to Closing) or the Representative, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver (including, if such waiver is after the Closing, the third-party beneficiaries set forth in Section 12.8), but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.
     12.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party.
     12.7 Expenses and Obligations. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses; provided, that all Company Transaction Costs that have not been paid at Closing by the Company or by Parent pursuant to Section 2.11(a)(ii) and that have not been taken into account in determining the Final Adjustment Amount shall be borne by the Indemnifying Parties and shall constitute Indemnified Losses in accordance with ARTICLE X.
     12.8 Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement; provided, that the Indemnified Parties will be third party beneficiaries of the indemnification rights set forth in ARTICLE X, entitled to enforce such rights as if they were a party hereto.
     12.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, mailed by registered or certified mail (return receipt requested), sent by facsimile or electronic means, including e-mail, sent by Federal Express or other recognized overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to Parent, Merger Subsidiary or the Surviving Corporation, to:
Stephen T. Winn
RealPage, Inc.
4000 International Parkway
Carrollton, Texas 75007
E-mail: steve.winn@realpage.com
Facsimile: (972) 820-3036
Margot Lebenberg
RealPage, Inc.
4000 International Parkway
Carrollton, Texas 75007
E-mail: margot.lebenberg@realpage.com
Facsimile: (972) 820-3036
With a copy to:
Paul R. Tobias
Wilson Sonsini Goodrich & Rosati, Professional Corporation
900 South Capital of Texas Highway
Las Cimas IV, Fifth Floor
Austin, TX 78746-5546
E-mail: ptobias@wsgr.com
Facsimile: 512-338-5499
(b)	If to the Company, to:
John Helm
343 Sansome Street, Suite 700
San Francisco, CA 94104
E-mail: jhelm@mynewplace.com
Facsimile: 415-538-0806

With a copy to:
Glen R. Van Ligten
Brooks Stough
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP
1200 Seaport Blvd.
Redwood City, CA 94063
E-mail:    gvanligten@gunder.com
                bstough@gunder.com
Facsimile: 650-321-2800
(c)	If to the Representative, to:
Shareholder Representative Services LLC
601 Montgomery Street, Suite 2020
San Francisco, CA 94111
Attention: Managing Director
Email: deals@shareholderrep.com
Facsimile: 415-962-4147
Telephone: 415-367-9400
With a copy to:
Glen R. Van Ligten
Brooks Stough
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP
1200 Seaport Blvd.
Redwood City, CA 94063
E-mail:    gvanligten@gunder.com
                bstough@gunder.com
Facsimile: 650-321-2800
     Any of the above addresses may be changed at any time by notice given as provided above; provided, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered; on the date of receipt, if transmitted by facsimile or e-mail; three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested; and one Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.
     12.10 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     12.11 Time. Time is of the essence in each and every provision of this Agreement.

     12.12 Entire Agreement. This Agreement (which term shall be deemed to include the Transaction Documents and Disclosure Schedule hereto) and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, the Transaction Documents and the Confidentiality Agreement.
     12.13 Public Announcements. Except for statements made or press releases issued (a) pursuant to the Securities Act or the Exchange Act; (b) pursuant to any listing agreement with any national securities exchange or the National Association of Securities Dealers, Inc.; or (c) as otherwise required by law, all of which may be made and/or issued by Parent and/or Merger Subsidiary without consent, the Company, on the one hand, and Parent and Merger Subsidiary, on the other, will not issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without the express prior written approval of Parent and the Representative, which approval shall not be unreasonably withheld or delayed.
     12.14 Attorneys’ Fees. Except as otherwise provided in ARTICLE X, in any action or proceeding instituted by a party arising in whole or in part under, related to, based on, or in connection with, this Agreement or the subject matter hereof, the prevailing party shall be entitled to receive from the losing party reasonable attorney’s fees, costs and expenses incurred in connection therewith, including any appeals therefrom.
     12.15 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise. Any assignment in violation of the foregoing shall be null and void; provided that upon notice to the Company, Parent and Merger Subsidiary may assign or delegate any or all of their respective rights or obligations under this Agreement to any majority-owned Affiliate thereof and may also assign their respective rights under this Agreement to their lenders as collateral security for their obligations under any of their debt financing arrangements; provided further that no such assignment shall relieve the assigning or delegating party from its obligations under this Agreement.
     12.16 Governing Law. THIS AGREEMENT, AND ANY MATTER OR DISPUTE ARISING HEREUNDER OR IN CONNECTION WITH THIS AGREEMENT, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE LAWS OR RULES OF THE STATE OF DELAWARE RELATING TO CONFLICT OF LAWS.
     12.17 Arbitration and Jurisdiction. Except as otherwise expressly provided in this Agreement, the Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be settled by arbitration to be held in New York City, New York, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other equitable relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction; provided, however, that the arbitrator shall not have the power to alter or amend this Agreement.

     12.18 Rules of Construction.
          (a) Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.
          (b) All references in this Agreement to Exhibits, Schedules, Disclosure Schedule, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Disclosure Schedule, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Central time. Unless the context otherwise requires, references to the Company shall include the Subsidiaries and references to a subsidiary or subsidiaries of the Company shall include the Subsidiaries.
          (c) If there is any inconsistency between the statements in the body of this Agreement and those in a schedule to this Agreement, the statements in the body of this Agreement will control. Nothing in a schedule will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The mere listing (or inclusion of a copy) of a document or other item in a schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (except to the extent the representation or warranty pertains only to the existence of the document or other item itself).
          (d) Notwithstanding anything contained in this Agreement to the contrary, except as otherwise expressly provided in this Agreement, the parties hereto covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) the Merger consideration or any component thereof or calculation relating thereto, or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be over or under counted for purposes of the transactions contemplated by this Agreement. The parties hereto further covenant and agree that if any provision of this Agreement requires an amount or calculation to be “determined in accordance with this Agreement and GAAP” (or words of similar import), then to the extent that the terms of this Agreement conflict with, or are inconsistent with, GAAP in connection with such determination, the terms of this Agreement shall control.
          (e) All references in this Agreement to “$” or “dollar” means United States dollars.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed, all as of the date first written above.

COMPANY: Multifamily Technology Solutions, Inc.
By:	/s/ John H. Helm
	Name:	John H. Helm
	Title:	CEO

PARENT: RealPage, Inc.
By:	/s/ Stephen T. Winn
	Name:	Stephen T. Winn
	Title:	Chief Executive Officer

MERGER SUBSIDIARY: RP Newco IV Inc.
By:	/s/ Stephen T. Winn
	Name:	Stephen T. Winn
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

REPRESENTATIVE: Shareholder Representative Services LLC, solely in its capacity as the Representative
By:	/s/ W. Paul Koenig
	Name:	W. Paul Koenig
	Title:	Managing Director

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
DEFINED TERMS
          “Acquisition Proposal” means any offer or proposal relating to any transaction or series of related transactions other than the transactions contemplated by this Agreement involving (a) any acquisition or purchase by any Person of any interest in the voting securities or other capital stock of the Company or any tender offer or exchange offer that if consummated would result in any Person or group (other than the Stockholders) beneficially owning voting securities or other capital stock of the Company, or any merger, consolidation, business combination or similar transaction involving the Company; (b) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of the Company; or (c) any liquidation or dissolution of the Company.
          “Adjustment Amount” has the meaning set forth in Section 2.14(a).
          “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.
          “Aggregate Exercise Price” means the sum of the exercise prices of all In-the-Money Company Options which are unexpired, unexercised and outstanding immediately prior to the Effective Time, and that are included for purposes of determining the Fully-Diluted Company Stock.
          “Agreement” has the meaning set forth in the Preamble.
          “Antitrust Laws” means, collectively, (a) the HSR Act; (b) the Sherman Antitrust Act of 1890, as amended; (c) the Clayton Act of 1914, as amended; (d) the Federal Trade Commission Act of 1914, as amended; and (e) any other Applicable Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.
          “Applicable Laws” means all laws, statutes, constitutions, treaties, directives, rules, regulations, principles of common law, resolutions, codes, ordinances, requirements, judgments, orders, decrees, injunctions, and writs of any Governmental Entity which has jurisdiction over the Company or the businesses, operations or assets of the Company, as they may be in effect on or prior to the Closing.
          “Balance Sheet Objection Notice” has the meaning set forth in Section 2.14(b).
          “Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in Dallas, Texas are authorized or required to be closed.
          “CCC” has the meaning set forth in Section 2.9(a).

          “Certificate” means a certificate representing any Outstanding Shares.
          “Certificate of Merger” has the meaning set forth in Section 2.2.
          “Closing” has the meaning set forth in Section 8.1.
          “Closing Adjustment Amount” has the meaning set forth in Section 2.13.
          “Closing Capitalization Schedule” has the meaning set forth in Section 8.2(b)(iii).
          “Closing Date” means the date on which the Closing occurs.
          “Closing Date Balance Sheet” has the meaning set forth in Section 2.13.
          “Closing Stock Valuation” means the average of the highest and lowest quoted selling price of Parent Common Shares on the NASDAQ stock exchange over the ten (10) trading day period immediately preceding the Closing Date.
          “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
          “Code” means the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.
          “Common Cash Amount Per Share” means (1) if the Total Merger Consideration is at least $77,579,355.32, then the quotient of (A) the Total Participating Consideration minus the product of (i) the Series B-2 Liquidation Preference Per Share and (ii) Fully-Diluted Series B-2 Preferred Stock divided by (B) the difference between (i) the Fully-Diluted Company Stock and (ii) the Fully-Diluted Series B-2 Preferred Stock, and (2) if the Total Merger Consideration is less than $77,579,355.32, then the quotient of (A) the Total Participating Consideration divided by (B) the difference between (i) the Fully-Diluted Company Stock and (ii) the Fully-Diluted Series B-1 Preferred Stock.
          “Common Stock” means the common stock of the Company, par value $0.0001.
          “Company” has the meaning set forth in the Preamble.
          “Company Capital Stock” means the capital stock of the Company.
          “Company Charter Documents” has the meaning set forth in Section 3.1(b).
          “Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each “employee

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benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation.
          “Company Intellectual Property” has the meaning set forth in Section 3.10(a)(i).
          “Company Option(s)” has the meaning set forth in Section 2.8.
          “Company Registered Intellectual Property” has the meaning set forth in Section 3.10(a)(ii).
          “Company Software Programs” has the meaning set forth in Section 3.10(v).
          “Company Transaction Costs” means all fees, costs and expenses of any brokers, financial advisors, accountants, consultants, attorneys or other professionals, including the Representative, and all other out-of-pocket cost or expenses (including, without limitation, filing fees, termination or breakage fees, costs of obtaining Consents, transaction bonuses or similar items), in each case payable by the Company in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement and the other Transaction Documents.
          “Computer Systems” means all servers, computer hardware, networks, Software, databases, telecommunications systems, interfaces and related systems.
          “Company Warrants” means warrants to purchase Company securities.
          “Confidentiality Agreement” means the Mutual Confidentiality Agreement, dated as of June 8, 2011, by and between the Company and Parent.
          “Consents” means all consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any Governmental Entity, and all consents, waivers and approvals of third Persons.
          “Contested Claim” has the meaning set forth in Section 10.5(a)(ii).
          “Contested Third Party Action Claim” has the meaning set forth in Section 10.5(b).
          “Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which the reference Person is a party or by which such Person, or any of its properties or assets, is bound.
          “Copyright” has the meaning set forth in the definition of “Intellectual Property Rights.”

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          “Current D&O Policy” has the meaning set forth in Section 6.7.
          “Current E&O Policy” has the meaning set forth in Section 6.7.
          “D&O Tail” has the meaning set forth in Section 6.7.
          “DGCL” has the meaning set forth in the Preliminary Statements.
          “Disclosure Schedule” means the schedule delivered by the Company to Parent and Merger Subsidiary concurrently with the execution and delivery of this Agreement, setting forth certain disclosure information to the Company’s representations and warranties contained in ARTICLE III.
          “Disqualified Individual” means the individuals with respect to the Company described in Section 280G(c) of the Code and determined pursuant to the Treasury Regulations promulgated pursuant thereto.
          “Dissenting Shares” has the meaning set forth in Section 2.9(b).
          “DOL” means the United States Department of Labor.
          “Domain Names” has the meaning set forth in Section 3.10(a)(iii).
          “E&O Tail” has the meaning set forth in Section 6.7.
          “Effective Time” has the meaning set forth in Section 2.2.
          “Employee” means any current or former employee, consultant, independent contractor or director of the Company, or any ERISA Affiliate.
          “Employee Agreement” means each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, without limitation, any offer letter or any agreement providing for acceleration of Company Options or Company Common Stock that is unvested, or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee, and which the Company or any ERISA Affiliate has or may have any liability or obligation.
          “Employment Agreement” has the meaning set forth in the Preamble.
          “Environmental Law” means any Applicable Law relating or pertaining to the public health and safety (including workplace health and safety) or the environment or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, removal, discharge or disposal of Hazardous Materials, including, (a) the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq., as amended; (b) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended; (c) the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended; (d) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; (e) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended;

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(f) the Emergency Planning and Community Right To Know Act, 42 U.S.C. § 11001 et seq., as amended; and (g) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended.
          “Environmental Permits” has the meaning set forth in Section 3.17(a).
          “Equity Exchange Ratio” means the quotient obtained by dividing the Common Cash Amount Per Share by the Closing Stock Valuation.
          “Equityholder” means, as of immediately prior to the Effective Time, the Stockholders and the Company Option holders.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means any Company Subsidiary or other Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
          “Escrow Account” has the meaning set forth in Section 2.12.
          “Escrow Agent” has the meaning set forth in Section 2.12.
          “Escrow Agreement” has the meaning set forth in Section 2.12.
          “Escrow Amount” means an amount equal to twenty percent (20%) of the difference obtained by subtracting the Adjustment Amount from the Total Consideration.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Final Adjustment Amount” has the meaning set forth in Section 2.14(c).
          “Final Balance Sheet” has the meaning set forth in Section 2.14(a).
          “Financial Statements” has the meaning set forth in Section 3.5.
          “FMLA” means the Family Medical Leave Act of 1993, as amended.
          “Foreign Export and Import Laws” means the laws and regulations of a foreign government regulating exports, imports or re-exports to or from the foreign country, including the export or re-export of any goods, services or technical data.
          “Fully-Diluted Company Stock” means the sum, without duplication, of the aggregate number of shares of Company Capital Stock on an as converted into Common Stock basis that are issued and outstanding as of the date of this Agreement or if the Merger is consummated, then as of immediately prior to the Effective Time, or issuable upon the exercise of In-the-Money Company Options, Company Warrants or other direct or indirect rights to acquire shares of Company Capital Stock that are issued and outstanding as of the date of this Agreement or if the Merger is consummated, then as of immediately prior to the Effective Time (whether or not then vested or exercisable).

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          “Fully-Diluted Series A Preferred Stock” means the sum, without duplication, of the aggregate number of shares of Series A Preferred Stock that are issued and outstanding as of the date of this Agreement or if the Merger is consummated, then as of immediately prior to the Effective Time or issuable upon the exercise of Company Options, Company Warrants or other direct or indirect rights to acquire shares of Series A Preferred Stock that are issued and outstanding as of the date of this Agreement or if the Merger is consummated, then as of immediately prior to the Effective Time (whether or not then vested or exercisable).
          “Fully-Diluted Series B Preferred Stock” means the sum, without duplication, of the aggregate number of shares of Series B Preferred Stock that are issued and outstanding as of the date of this Agreement or if the Merger is consummated, then as of immediately prior to the Effective Time or issuable upon the exercise of Company Options, Company Warrants or other direct or indirect rights to acquire shares of Series B Preferred Stock that are issued and outstanding as of the date of this Agreement or if the Merger is consummated, then as of immediately prior to the Effective Time (whether or not then vested or exercisable).
          “Fully-Diluted Series B-1 Preferred Stock” means the sum, without duplication, of the aggregate number of shares of Series B-1 Preferred Stock that are issued and outstanding as of the date of this Agreement or if the Merger is consummated, then as of immediately prior to the Effective Time or issuable upon the exercise of Company Options, Company Warrants or other direct or indirect rights to acquire shares of Series B-1 Preferred Stock that are issued and outstanding as of the date of this Agreement or if the Merger is consummated, then as of immediately prior to the Effective Time (whether or not then vested or exercisable).
          “Fully-Diluted Series B-2 Preferred Stock” means the sum, without duplication, of the aggregate number of shares of Series B-2 Preferred Stock that are issued and outstanding as of the date of this Agreement or if the Merger is consummated, then as of immediately prior to the Effective Time or issuable upon the exercise of Company Options, Company Warrants or other direct or indirect rights to acquire shares of Series B-2 Preferred Stock that are issued and outstanding as of the date of this Agreement or if the Merger is consummated, then as of immediately prior to the Effective Time (whether or not then vested or exercisable).
          “Fundamental Claims” has the meaning set forth in Section 10.6(a).
          “Fundamental Representation Claims” has the meaning set forth in Section 10.6(a).
          “GAAP” means generally accepted accounting principles in the United States.
          “Governmental Entity” has the meaning set forth in Section 3.4(c).
          “Hazardous Material” means (a) any hazardous waste, hazardous substance, toxic pollutant, hazardous air pollutant or hazardous chemical (as any of such terms may be defined under, or for the purpose of, any applicable Environmental Law); (b) asbestos; (c) polychlorinated biphenyls; (d) petroleum or petroleum products; (e) underground storage tanks, whether empty, filled or partially filled with any substance; (f) any substance the presence of which on the property in question is prohibited under any applicable Environmental Law; or (g) any other substance that under any applicable Environmental Law requires special handling

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or notification of or reporting to any federal, state or local governmental entity in its generation, use, handling, collection, treatment, storage, recycling, treatment, transportation, recovery, removal, discharge or disposal.
          “Helm Closing Share Amount” has the meaning set forth in Section 2.11(a)(iii).
          “Helm Escrow Share Amount” has the meaning set forth in Section 2.12.
          “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.
          “Hired Employees” has the meaning set forth in Section 5.9(a).
          “In-the-Money Company Options” means Company Options having an exercise price per share of less than the Common Cash Amount Per Share.
          “Indebtedness” without duplication, means (a) all indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise; (b) all deferred indebtedness of the Company for the payment of the purchase price of property or assets purchased; (c) all obligations of the Company to pay rent or other payment amounts under a lease of real or Personal Property which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP; (d) any outstanding reimbursement obligation of the Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company; (e) any payment obligation of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (f) all indebtedness for borrowed money secured by any Lien existing on property owned by the Company, whether or not indebtedness secured thereby will have been assumed; (g) all guaranties, endorsements, assumptions and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others; (h) all premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the transactions contemplated by this Agreement regardless if any of such are actually paid; and (i) all obligations of a Company, whether interest bearing or otherwise, owed to any Stockholder and or any Stockholder’s Affiliates.
          “Indemnification Agreement” means an Indemnification Agreement in the form attached as Exhibit H hereto.
          “Indemnified Losses” means (a) all Indemnified Representation Losses; (b) all Indemnified Tax Losses; (c) all damages, losses, claims, liabilities, demands, charges, suits, judgments, penalties, fines, fees, costs, and expenses (including court costs, reasonable attorneys’ fees and other expenses incurred in investigating and preparing for, or otherwise in connection with, any litigation or proceeding) sustained, suffered or incurred by any of the Indemnified Parties in connection with, or relative to, or arising out of (i) any breach or default

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by the Representative, the Company or any of the Equityholders, under any Transaction Document (excluding employment agreements); (ii) any amounts paid to holders of Dissenting Shares in excess of the consideration that such holders would otherwise have been entitled to receive pursuant to ARTICLE II if such shares were not Dissenting Shares; (iii) third party claims, initiated before the date that is 18 months after the Closing Date, of infringement, misappropriation or other violation by the Company of the Intellectual Property Rights of any Person, which began prior to the Closing, but for purposes of clarification, this clause (iii) is not intended to include claims for infringement, misappropriation or other violations of the Intellectual Property Rights of any Person beginning after the Closing caused by a change in the manner in which the Parent uses the Company’s Intellectual Property Rights; (iv) the matters set forth on Sections 3.7, 3.10 and 3.12 of the Disclosure Schedule, including, in each case, all subsections thereof, but this clause (iv) shall not include claims for infringement, misappropriation or other violations of the Intellectual Property Rights of any Person beginning after the Closing caused by a change in the manner in which the Parent uses the Company’s Intellectual Property Rights; (v) any Company Transaction Costs that are not paid or satisfied as of the Closing Date that are not reflected on the Final Balance Sheet; and (vi) any Legal Proceeding brought against the Company or an Indemnified Party before the date that is 18 months after the Closing Date to the extent based on facts and circumstances occurring before the Closing; provided, however, Indemnified Losses shall not include (A) punitive damages or Special Damages except to the extent such losses are paid or payable to parties not Affiliated with Parent or (B) any amounts which have been taken into account in the calculation of the Adjustment Amount.
          “Indemnified Parties” means Parent, the Surviving Corporation, and each officer, director, employee, consultant, stockholder, and Affiliate of Parent, the Surviving Corporation and each member of an ERISA Group in which Parent or the Surviving Corporation is a member.
          “Indemnified Representation Losses” means any and all damages, losses, claims, liabilities, demands, charges, suits, judgments, penalties, fines, fees, costs, and expenses (including court costs, reasonable attorneys’ fees and other expenses incurred in investigating and preparing for, or otherwise in connection with, any litigation or proceeding) sustained, suffered or incurred by any of the Indemnified Parties in connection with, or related to, or arising out of any breach or default by the Company, the Representative or any Stockholder of any of its, his or her representations or warranties under this Agreement or any other Transaction Document.
          “Indemnified Tax Losses” means any and all Taxes, together with any costs, expenses or damages (including court and administrative costs and reasonable legal fees and expenses incurred in investigating and preparing for any audit, examination, litigation or other judicial or administrative proceeding) arising out of, in connection with or incident to the determination, assessment or collection of such Taxes, (a) imposed on the Company, or for which the Company may otherwise be liable, for any Pre-Closing Tax Period and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 6.2(b) as if the Company uses the accrual method of Tax accounting), (b) resulting from the breach of any of the representations and warranties set forth in Section 3.8 (determined without regard to any materiality or Knowledge qualifiers or any scheduled items) or covenants set forth in

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Section 6.2, (c) of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar foreign, state or local law, (d) of any other Person for which the Company is or has been liable as a transferee or successor, by contract or otherwise, (e) that are social security, Medicare, unemployment or other employment or withholding Taxes owed as a result of conversion and/or termination of the Company Options or any other compensatory payments made on or prior to or in connection with the Closing of the transactions contemplated by this Agreement; provided, that no such Tax will constitute an Indemnified Tax Loss to the extent such Tax was included as a liability in the Final Adjustment Amount pursuant to Section 2.14.
          “Indemnifying Party” means each Stockholder.
          “Intellectual Property Rights” has the meaning set forth in Section 3.10(a)(iii).
          “International Employee Plan” means each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.
          “IRS” means the United States Internal Revenue Service.
          “Key Employee” has the meaning set forth in Section 3.15(a).
          “Knowledge” means, with respect to the Company, the actual knowledge of John Helm, Steve Pollock, Mark Moran, Stephen Ripley, Shawn Jarolimek, John Shin, Leslie Chung, Barb Schwartz and Todd Katler, and such additional knowledge of such foregoing Persons as would be acquired by a reasonable Person conducting a reasonable review concerning the subject matter addressed by the applicable representation and warranty.
          “Leased Real Property” has the meaning set forth in Section 3.9(c).
          “Legal Proceeding” has the meaning set forth in Section 3.7.
          “Letter of Transmittal” has the meaning set forth in Section 2.11(a)(iii).
          “Liens” means liens, pledges, voting agreements, voting trusts, proxy agreements, security interests, mortgages, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights-of-way, covenants, restrictions, rights of first refusal, encroachments, and other burdens, options or encumbrances of any kind.
          “Major Customer” has the meaning set forth in Section 3.24.
          “Mask Works” has the meaning set forth in Section 3.10(a)(iii).
          “Material Adverse Effect” when used with respect to the Company means any result, occurrence, fact, change, event or effect (whether or not foreseeable or known as of the

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date of the Closing or covered by insurance) that, individually or in the aggregate with any such other results, occurrences, facts, changes, events or effects, is or could reasonably be expected to be (whether or not such result, occurrence, fact, change, event or effect has, during the period or at any time in question, manifested itself in such Company’s historical consolidated financial statements) materially adverse to (a) the business, operations, assets, financial condition, results of operations, prospects or capitalization of the Company or (b) the ability of the Company or an Equityholder to consummate any transaction contemplated by this Agreement or any Transaction Documents, excluding for purposes of ARTICLE III any such result, occurrence, fact, change, event or effect directly resulting from the public announcement in accordance with the terms of this Agreement of the transactions contemplated by this Agreement or any Transaction Document; provided, however, that any such result, occurrence, fact, change, event or effect resulting from or arising in connection with any changes in general economic or business conditions that do not disproportionately impact the Company shall not be deemed a Material Adverse Effect.
          “Material Contract” means the Contracts listed in Sections 3.10(m), 3.10(n), 3.10(o) or 3.10(w) of the Disclosure Schedule and any of the following Contracts to which the Company is a party:
          any Contract that requires future expenditures by the Company in excess of $25,000 (or that would likely result in payments to the Company in excess of $25,000);
          any Contract to which the Company is a party or by which the Company or any of its properties or assets is bound that is not terminable without penalty on notice of 90 days or less;
          each lease, lease guaranty, sublease or other Contract for the leasing, use or occupancy of the Leased Real Property and each Contract or other right pursuant to which the Company uses or possesses any Personal Property (other than Personal Property owned by the Company);
          any Contract with or otherwise for the benefit of any Stockholder, director, officer or employee of the Company, or any member of his or her immediate family or, to the Knowledge of the Company, any Affiliate of any of such Persons, including any Contract providing for the furnishing of services by, rental of real or Personal Property from or otherwise requiring payments to or for the benefit of any such Person;
          any Contract containing any covenant (i) limiting the right of the Company to engage in any line of business, make use of any Intellectual Property Rights or compete with any Person in any line of business; (ii) granting any exclusive distribution or supply rights; or (iii) otherwise having a material adverse effect on the right of the Company to sell, license, distribute or manufacture any of the Company’s products or services or to purchase or otherwise obtain any software, components, parts or subassemblies;

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          any Contract between the Company and any current or former employee, consultant or director of the Company pursuant to which benefits would vest or amounts would become payable or the terms of which would otherwise be altered by virtue of the consummation of the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party (whether alone or upon the occurrence of any additional or subsequent events);
          any Contract that requires a Consent in connection with the Merger and/or the transactions contemplated by this Agreement; or
          any other Contract, the termination or breach of which would have, or would be reasonably expected to have, a Material Adverse Effect on the Company.
          “Merger” has the meaning set forth in Section 2.1.
          “Merger Subsidiary” has the meaning set forth in the Preamble.
          “Minimum Loss” has the meaning set forth in Section 10.6.
          “Most Recent Balance Sheet” has the meaning set forth in Section 3.5(a).
          “Multiemployer Plan” has the meaning set forth in Section 4001(a)(3) of ERISA.
          “Net Working Capital” means current assets (defined as cash, other receivables and prepaid expenses) minus current liabilities as reflected in a balance sheet included in financial statements prepared in accordance with Section 3.5.
          “Out-of-the-Money Company Options” means Company Options that are not In-the-Money Company Options.
          “Outstanding Common Share” or “Outstanding Common Shares” has the meaning set forth in Section 2.6(f).
          “Outstanding A Share” has the meaning set forth in Section 2.6(e).
          “Outstanding B Share” has the meaning set forth in Section 2.6(d).
          “Outstanding B-1 Share” has the meaning set forth in Section 2.6(c).
          “Outstanding B-2 Share” has the meaning set forth in Section 2.6(b).
          “Outstanding Preferred Shares” has the meaning set forth in Section 2.6(e).
          “Outstanding Share” or “Outstanding Shares” means the Outstanding Common Shares and the Outstanding Preferred Shares.
          “Outstanding Warrant” has the meaning set forth in Section 2.7.

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          “Parachute Payment Waivers” means the waivers prepared by the Company with respect to each Disqualified Individual pursuant to which such Disqualified Individual waives the right to receive the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code.
          “Parent” has the meaning set forth in the Preamble.
          “Parent Benefit Plan” has the meaning set forth in Section 5.9(c).
          “Parent Charter Documents” has the meaning set forth in Section 4.1(b).
          “Parent Common Shares” has the meaning set forth in Section 2.12.
          “Patent” has the meaning set forth in the definition of “Intellectual Property Rights.”
          “Pay-Off Letters” means the letters, and any updates thereto, to be sent by each of the Persons on Schedule 5.6 to Parent prior to Closing, which letters shall specify the aggregate amount of Specified Debt that will be outstanding and satisfied at or prior to the Effective Time and wire transfer information for each such Person to be paid at the Closing.
          “Payment Request” has the meaning set forth in Section 10.5(b).
          “PBGC” means the United States Pension Benefit Guaranty Corporation.
          “Pension Plan” means each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
          “Permits” has the meaning set forth in Section 3.12(b).
          “Permitted Encumbrances” means (a) statutory Liens for current Taxes not yet past due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Financial Statements; (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens imposed by Applicable Law arising or incurred in the ordinary course of business and consistent with past practices of the Company for obligations that are not yet past due or that are being contested in good faith by appropriate proceedings; (c) Liens on leases of real property arising from the provisions of such leases, including, in relation to Leased Real Property, any agreements and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits or other entitlements of various types issued by any Governmental Entity, necessary or beneficial to the continued use and occupancy of such Leased Real Property or the continuation of the business conducted by the Company; (d) pledges or deposits made in the ordinary course of business and consistent with past practices of the Company in connection with workers’ compensation, unemployment insurance and other social security legislation; (e) zoning regulations and restrictive covenants and easements that do not detract in any material respect from the value of the Company’s leasehold estate in the Leased Real Property and do not materially and adversely affect, impair or interfere with the use by the Company of any property affected thereby and (f) utility easements, to serve or serving the Leased Real Property.

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          “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.
          “Personal Property” means all of the machinery, equipment, equipment structures, machinery, fixtures, hardware, systems, infrastructure, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventory, supplies, plant, spare parts, and other tangible or intangible personal property which are owned or leased by the Company and which are used or held for use in its business or operations.
          “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.
          “Preferred Stock” means the preferred stock of the Company, par value $0.0001.
          “Pro Rata Share” means, with respect to a particular Stockholder, the pro rata share of such Stockholder set forth on the Closing Capitalization Schedule.
          “Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.
          “Proprietary Information Agreement” means the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement.
          “PTO” has the meaning set forth in Section 3.10(b).
          “Public Software” has the meaning set forth in Section 3.10(v).
          “Referee” has the meaning set forth in Section 2.14(b).
          “Registered Intellectual Property” has the meaning set forth in Section 3.10(a)(iv).
          “Registration Rights Agreement” has the meaning set forth in Section 7.2(r).
          “Representative” means Shareholder Representative Services LLC, and any successor representative appointed to act on his behalf.
          “Representative Expense Account” has the meaning set forth in Section 11.2(b).
          “Representative Expense Amount” has the meaning set forth in Section 11.2(b).
          “Requisite Stockholder Approval” has the meaning set forth in the Preliminary Statements.
          “Restricted Shares Agreement” has the meaning set forth in Section 7.2(q).
          “Securities Act” has the meaning set forth in Section 3.2(c).
          “Series A Cash Amount Per Share” means the Common Cash Amount Per Share.

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          “Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.0001 per share.
          “Series B Cash Amount Per Share” means the Common Cash Amount Per Share.
          “Series B Preferred Stock” means the Series B Preferred Stock of the Company, par value $0.0001 per share.
          “Series B-1 Cash Amount Per Share” means (1) if the Total Merger Consideration is at least $77,579,355.32, then the quotient of (A) the Total Participating Consideration minus the product of (i) the Series B-2 Liquidation Preference Per Share and (ii) the Fully-Diluted Series B-2 Preferred Stock divided by (B) the difference between (i) the Fully-Diluted Company Stock and (ii) the Fully-Diluted Series B-2 Preferred Stock, and (2) if the Total Merger Consideration is less than $77,579,355.32, then the Series B-1 Liquidation Preference Per Share.
          “Series B-1 Liquidation Preference Per Share” means $2.56.
          “Series B-1 Preferred Stock” means the Series B-1 Preferred Stock of the Company, par value $0.0001 per share.
          “Series B-2 Cash Amount Per Share” means (1) if the Total Merger Consideration is at least $77,579,355.32, then two times the Series B-2 Liquidation Preference Per Share, and (2) if the Total Merger Consideration is less than $77,579,355.32, then the sum of (A) the Series B-2 Liquidation Preference Per Share plus (B) the quotient of (i) the Total Participating Consideration divided by (ii) the difference between (a) the Fully-Diluted Company Stock and (b) the Fully-Diluted Series B-1 Preferred Stock.
          “Series B-2 Liquidation Preference Per Share” means $2.56.
          “Series B-2 Preferred Stock” means the Series B-2 Preferred Stock of the Company, par value $0.0001 per share.
          “Significant Owner” means John Helm.
          “Significant Owner Agreement” has the meaning set forth in the Preamble.
          “Software” means source code or object code, whether embodied in software, firmware or otherwise, and any programming and user documentation related thereto.
          “Special Damages” means (i) any loss of profits based on an anticipated, expected, projected or actual increase in profits after the Closing Date as compared to the Company’s historical profits prior to the Closing Date, (ii) prospective or anticipated damages, losses, claims, liabilities, demands, charges, suits, judgments, penalties, fines, fees, costs, or expenses that depend on future developments that are not probable or reasonably foreseeable and (iii) damages, losses, claims, liabilities, demands, charges, suits, judgments, penalties, fines, fees, costs, and expenses that are not the probable and reasonably foreseeable result of (A) an inaccuracy or breach of any representation or warranty by the Company, the Representative or any Indemnifying Party with respect to any of its representations or warranties under this

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Agreement or any other Transaction Document to which such Person is a party or (B) any of the other matters giving rise to a claim for indemnification; provided, however, that “Special Damages” shall not be construed to include losses that are the probable and reasonably foreseeable result of the breach and arise directly or ordinarily from the breach or other matter giving rise to the claim for indemnification.
          “Specified Debt” means indebtedness for the repayment of money borrowed or capital obligations, other than such indebtedness under the Lease Agreement, dated September 3, 2010 by and between the Company and Pitney Bowes Global Financial Services and the Lease with Maintenance Agreement, dated February 13, 2009, by and between the Company and Toshiba Business Solutions.
          “Specified Owners” means each of the Stockholders holding at least one percent (1%) of the Fully-Diluted Company Stock.
          “Stock Plan” has the meaning set forth in Section 3.2(b).
          “Stockholders” means the holders of Common Stock and the holders of Preferred Stock of the Company.
          “Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.
          “Subsidiaries” has the meaning set forth in Section 3.1(c).
          “Surviving Corporation” has the meaning set forth in Section 2.1.
          “Tax” or “Taxes” means (a) any taxes, assessments, fees and other governmental charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.
          “Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-Governmental Entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.
          “Tax Items” has the meaning set forth in Section 3.8(a).

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          “Tax Proceeding” has the meaning set forth in Section 6.2(c).
          “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
          “Technology” has the meaning set forth in Section 3.10(a)(v).
          “Termination Date” has the meaning set forth in Section 9.1(g).
          “Third Party Action” has the meaning set forth in Section 10.2.
          “Total Consideration” means $78,500,000.
          “Total Merger Consideration” means an amount (not less than zero) equal to (a) the Total Consideration, plus (b) the Aggregate Exercise Price, minus (c) to the extent not included in the Closing Adjustment Amount, the amounts payable by Parent pursuant to Sections 2.11(a)(i) and 2.11(a)(ii), minus (d) the Closing Adjustment Amount, in each case without duplication.
          “Total Participating Consideration” means the Total Merger Consideration less the Total Series Preferred Liquidation Preference.
          “Total Series B-1 Liquidation Preference” means (1) if the Total Merger Consideration is at least $77,579,355.32, then zero (0), and (2) if the Total Merger Consideration is less than $77,579,355.32, then the product of (A) the Fully-Diluted Series B-1 Preferred Stock multiplied by (B) the Series B-1 Liquidation Preference Per Share.
          “Total Series B-2 Liquidation Preference” means the product of (A) the Fully-Diluted Series B-2 Preferred Stock multiplied by (B) the Series B-2 Liquidation Preference Per Share.
          “Total Series Preferred Liquidation Preference” means the sum of (A) the Total Series B-1 Liquidation Preference and (B) the Total Series B-2 Liquidation Preference.
          “Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights.”
          “Trademark” has the meaning set forth in the definition of “Intellectual Property Rights.”
          “Transaction Documents” means, collectively, this Agreement, the Exhibits and Schedules which are attached hereto, the Letters of Transmittal (and all documents delivered pursuant thereto), the resignations described in Section 5.8, and the certificates described in Sections 7.2(a), 7.2(b), 7.2(c), 7.2(o), 7.3(a), 7.3(b) and 8.2(b)(iii) and each other agreement, document and instrument required to be executed in accordance herewith.
          “Transaction Expense Statement” has the meaning set forth in Section 2.14(a).

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          “Transfer Taxes” has the meaning set forth in Section 6.2(d).
          “U.S. Export and Import Laws” means the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 CFR 120-130), the Export Administration Act of 1979, as amended (50 U.S.C. 2401-2420), the Export Administration Regulations (EAR) (15 CFR 730-774), the Foreign Assets Control Regulations (31 CFR Parts 500-598), the laws and regulations administered by Customs and Border Protection (19 CFR Parts 1-199) and all other U.S. laws and regulations regulating exports, imports or re exports to or from the United States, including the export or re export of goods, services or technical data from the United States of America.
          “Warrant holder” has the meaning set forth in Section 2.7.

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